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Exhibit 10.35

[MESA, AZ]

MASTER LEASE

between

HEALTH CARE PROPERTY INVESTORS, INC.,
a Maryland corporation,
d/b/a in the State of Arizona under the fictitious name of
HC PROPERTIES,  INC.

as Lessor

AND

MOENIUM HOLDINGS LLC,

as Lessee

Dated as of January    , 2003

TABLE OF CONTENTS

ARTICLE I.		6
1.1	Leased Property; Term	6
ARTICLE II.		7
2.1	Definitions	7
ARTICLE III.		16
3.1	Minimum Rent	16
3.2	Additional Charges	16
3.3	Late Payment of Rent	16
3.4	Net Lease	17
ARTICLE IV.		17
4.1	Impositions	17
4.2	Utility Charges	18
4.3	Insurance Premiums	18
4.4	Impound Account	18
4.5	Tax Service	19
ARTICLE V.		19
5.1	No Termination, Abatement, etc.	19
5.2	Termination with Respect to Fewer than All of the Facilities	19
ARTICLE VI.		20
6.1	Ownership of the Leased Property	20
6.2	Personal Property	20
6.3	Transfer of Personal Property and Capital Additions to Lessor	20
6.4	Option to Purchase Removable Personal Property	20
ARTICLE VII.		21
7.1	Condition of the Leased Property	21
7.2	Use of the Leased Property	21
7.3	Lessor to Grant Easements, etc.	22
7.4	Preservation of Facility Value	22
ARTICLE VIII.		22
8.1	Compliance with Legal and Insurance Requirements, Instruments, etc.	22
ARTICLE IX.		23
9.1	Maintenance and Repair	23
9.2	Encroachments, Restrictions, Mineral Leases, etc.	24
9.3	Replacement Reserve	24
ARTICLE X.		25
10.1	Construction of Capital Additions and Other Alterations to the Leased Property	25
10.2	Construction Requirements for all Alterations	26
ARTICLE XI.		27
11.1	Liens	27
ARTICLE XII.		27
12.1	Permitted Contests	27
ARTICLE XIII.		28

13.1	General Insurance Requirements	28
13.2	Replacement Cost	29
13.3	Additional Insurance	29
13.4	Waiver of Subrogation	29
13.5	Policy Requirements	29
13.6	Increase in Limits	30
13.7	Blanket Policies and Policies Covering Multiple Locations	30
13.8	No Separate Insurance	30
ARTICLE XIV.		31
14.1	Insurance Proceeds	31
14.2	Insured Casualty	31
14.3	Uninsured Casualty	31
14.4	No Abatement of Rent	32
14.5	Waiver	32
ARTICLE XV.		32
15.1	Condemnation	32
ARTICLE XVI.		33
16.1	Events of Default	33
16.2	Certain Remedies	34
16.3	Damages	35
16.4	Receiver	35
16.5	Lessee's Obligation to Purchase	35
16.6	Waiver	36
16.7	Application of Funds	36
16.8	Facility Operating Deficiencies	36
16.9	Lessor's Right of Appraisal	37
16.10	Lessor's Security Interest	38
ARTICLE XVII.		39
17.1	Lessor's Right to Cure Lessee's Default	39
ARTICLE XVIII.		39
18.1	Purchase of the Leased Property	39
ARTICLE XIX.		39
19.1	Renewal Terms	39
19.2	Lessor's Rights of Renewal and Early Termination	40
ARTICLE XX.		40
20.1	Holding Over	40
ARTICLE XXI.		41
21.1	Letters of Credit	41
21.2	Times for Obtaining Letters of Credit	41
21.3	Amounts for Letters of Credit	41
21.4	Uses of Cash Security Deposit or Letter of Credit	41
21.5	Cash Security Deposit	42
21.6	WAIVER	42
ARTICLE XXII.		42
22.1	Risk of Loss	42
ARTICLE XXIII.		43

23.1	General Indemnification	43
ARTICLE XXIV.		43
24.1	Transfers.	43
ARTICLE XXV.		49
25.1	Officer's Certificates and Financial Statements.	49
ARTICLE XXVI.		51
26.1	Lessor's Right to Inspect and Show the Leased Property and Capital Additions	51
ARTICLE XXVII.		51
27.1	No Waiver	51
ARTICLE XXVIII.		51
28.1	Remedies Cumulative	51
ARTICLE XXIX.		51
29.1	Acceptance of Surrender	51
ARTICLE XXX.		51
30.1	No Merger.	51
ARTICLE XXXI.		51
31.1	Conveyance by Lessor	51
31.2	New Lease	52
ARTICLE XXXII.		52
32.1	Quiet Enjoyment	52
ARTICLE XXXIII.		53
33.1	Notices	53
ARTICLE XXXIV.		53
34.1	Appraiser	53
ARTICLE XXXV.		54
35.1	Lessee's Option to Purchase the Leased Property	54
35.2	Defaults	55
35.3	Escrow Provisions	56
35.4	Lessor's Election of 1031 Exchange	56
ARTICLE XXXVI.		57
36.1	Lessor May Grant Liens	57
36.2	Attornment	57
ARTICLE XXXVII.		58
37.1	Hazardous Substances and Mold	58
37.2	Notices	58
37.3	Remediation	58
37.4	Indemnity	59
37.5	Inspection	59
ARTICLE XXXVIII.		60
38.1	Memorandum of Lease	60
ARTICLE XXXIX.		60
39.1	Sale of Assets	60

ARTICLE XL.		60
40.1	Subdivision	60
ARTICLE XLI.		61
41.1	Authority	61
ARTICLE XLII.		61
42.1	Attorneys' Fees	61
42.2	Administrative Expenses	61
42.3	Annual Inspection Costs	61
ARTICLE XLIII.		61
43.1	Brokers	61
ARTICLE XLIV.		62
44.1	Submission to Arbitration	62
ARTICLE XLV.		63
45.1	Miscellaneous	63
ARTICLE XLVI.		66
46.1	Provisions Relating to Master Lease	66
Exhibit A	Legal Description of the Land
Exhibit B-I	List of Facilities, Facility Description and Primary Intended Use, Allocated Initial Investment, and Reserve Amount
Exhibit B-2	Minimum Rent Schedule
Exhibit C	List of Lessor's Personal Property
Exhibit D	Form of Amendment
Exhibit E	Form of Letter of Credit

MASTER LEASE

        THIS MASTER LEASE ("Lease") is dated as of January    , 2003, and is between HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation, d/b/a in the State of Arizona under the fictitious name of HC PROPERTIES, INC. ("Lessor")and MOENIUM HOLDINGS LLC, a Nevada limited liability company ("Lessee").

ARTICLE I.

        1.1    Leased Property; Term.

        Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee and Lessee leases from Lessor all of Lessor's rights and interests in and to the following (collectively the "Leased Property"):

          (a)   the real property or properties described in Exhibit A attached hereto (collectively, the "Land");

          (b)   all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land, including alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Lessor has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures and Capital Additions funded by Lessor (collectively, the "Leased Improvements");

          (c)   all easements, rights and appurtenances relating to the Land and the Leased Improvements (collectively, the "Related Rights"); and

          (d)   all equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the "Fixtures"); and

          (e)   the machinery, equipment, furniture and other personal property described on Exhibit C attached hereto, together with all replacements, modifications, alterations and substitutes therefor (whether or not constituting an upgrade) (collectively, "Lessor's Personal Property").

        SUBJECT, HOWEVER, to the easements, encumbrances, covenants, conditions and restrictions and other matters which affect the Leased Property as of the date hereof or the Commencement Date or which are created thereafter as permitted hereunder to have and to hold for (1) the Fixed Term (as defined below), and (2) the Extended Terms provided for in Article XIX unless this Lease is earlier terminated as hereinafter provided. Following the Commencement Date, the parties shall execute an amendment to this Lease in substantially the form attached hereto as Exhibit D to confirm certain matters, including the Commencement Date and the Minimum Rent as determined pursuant to Section 3.1 below. Upon any change in the Minimum Rent in accordance with the provisions of Section 3.1 below or otherwise pursuant to this Lease, the parties shall similarly execute an amendment to this Lease confirming such matters. Notwithstanding the foregoing, the failure of Lessee to so execute and deliver any such amendment shall not affect Lessor's determination of the matters to be confirmed thereby.

ARTICLE II.

        2.1    Definitions.    For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; (iii) all references in this Lease to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease; (iv) the word "including" shall have the same meaning as the phrase "including, without limitation," and other similar phrases; and (v) the words "herein," "hereof' and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

          1031 Exchange: As defined in Section 35.4.

          AAA: As defined in Article XLIV.

          Accommodator: As defined in Section 35.4.

          Additional Charges: As defined in Article III.

          Affiliate: Any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person. For purposes of this definition, the definition of "Controlling Person" below, and Article XXIV below, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise. Without limiting the generality of the foregoing, when used with respect to any corporation, the term "Affiliate" shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), Fifty Percent (50%) or more of any class of voting security or equity interests of such corporation, (ii) any Subsidiary of such corporation and (iii) any Subsidiary of a Person described in clause (i).

          Allocated Initial Investment. With respect to each Facility, the amount set forth in or determined under the heading "Allocated Initial Investment" as set forth on Exhibit B-1 attached hereto and incorporated herein by this reference.

          Allocated Minimum Rent: With respect to each Facility, the amount of Minimum Rent allocated to such Facility as determined by the applicable Minimum Rent Schedule for such Facility as set forth on Exhibit B-2 attached hereto and incorporated herein by this reference.

          Appraiser: As defined in Article XXXIV.

          Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

          Bankruptcy Code: The United Stated Bankruptcy Code (11 U.S.C. § 101 et seq.), and any successor statute or legislation thereto.

          Base Period: The period commencing on that date which is eighteen (18) months prior to the date any appraisal of any Facility is made pursuant to the provisions of Article XXXIV and ending on the date which is six (6) months prior to the date any such appraisal of such Facility is made.

          BLS: Bureau of Labor Statistics, U.S. Department of Labor.

          Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

          Buyer's Excess Transaction Costs: Buyer's Transaction Costs in excess of the Commitment Fee Deposit.

          Buyer's Transaction Costs: As defined in the Contract of Acquisition.

          Capital Additions: With respect to any Facility, one or more new buildings, or one or more additional structures annexed to any portion of any of the Leased Improvements of such Facility, or the material expansion of existing improvements, which are constructed on any parcel or portion of the Land of such Facility during the Term including the construction of a new wing or new story, or the repair, replacement, restoration, remodeling or rebuilding of the existing Leased Improvements of such Facility or any portion thereof where the purpose and effect of such work is to provide a functionally new facility in order to provide services not previously offered in such Facility.

          Capital Addition Costs: The costs of any Capital Addition made to the Leased Property whether paid for by Lessee or Lessor, including (i) all permit fees and other costs imposed by any governmental authority, the cost of site preparation, the cost of construction including materials and labor, the cost of supervision and related design, engineering and architectural services, the cost of any fixtures, and if and to the extent approved by Lessor, the cost of construction financing; (ii) fees paid to obtain necessary licenses and certificates; (iii) if and to the extent approved by Lessor in writing and in advance, the cost of any land contiguous to the Leased Property which is to become a part of the Leased Property purchased for the purpose of placing thereon the Capital Addition or any portion thereof or for providing means of access thereto, or parking facilities therefor, including the cost of surveying the same; (iv) the cost of insurance, real estate taxes, water and sewage charges and other carrying charges for such Capital Addition during construction; (v) the cost of title insurance; (vi) reasonable fees and expenses of legal counsel; (vii) filing, registration and recording taxes and fees; (viii) documentary stamp and similar taxes; and (ix) all reasonable costs and expenses of Lessor and any Person which has committed to finance the Capital Addition, including (a) the reasonable fees and expenses of their respective legal counsel; (b) printing expenses; (c) filing, registration and recording taxes and fees; (d) documentary stamp and similar taxes; (e) title insurance charges and appraisal fees; (f) rating agency fees; and (g) commitment fees charged by any Person advancing or offering to advance any portion of the financing for such Capital Addition.

          Capital Repair Costs: All out-of-pocket costs reasonably incurred by Lessee in connection with Capital Repairs.

          Capital Repairs: Repairs and replacements to the Leased Property, or any portion thereof, which (i) are not incurred for ordinary wear and tear, and (ii) categorized under GAAP as a capital expense and not as an operating expense.

          Close of Escrow: As defined in Article XXXV.

          Closing Date: As defined in the Contract of Acquisition.

          Code: The Internal Revenue Code of 1986, as amended.

          Collateral: As defined in Section 16.10.1.

          Commencement Date: The Closing Date.

          Commercial Occupancy Arrangement: Any commercial (as opposed to resident or patient) Occupancy Arrangement.

          Commitment Fee Deposit: As defined in the Contract of Acquisition.

          Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

          Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

          Consolidated Financials: For any fiscal year or other accounting period for any Person and its consolidated Subsidiaries, statements of earnings and retained earnings and of changes in financial position for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as of the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with GAAP.

          Consolidated Net Worth: At any time, the sum of the following for any Person and its consolidated Subsidiaries, on a consolidated basis determined in accordance with GAAP:

              (i)  the amount of capital or stated capital (after deducting the cost of any shares, if applicable, held in its treasury), plus

             (ii)  the amount of capital surplus and retained earnings (or, in the case of a capital surplus or retained earnings deficit, minus the amount of such deficit), minus

            (iii)  the sum of the following (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings): (a) unamortized debt discount and expense; and (b) any write-up in book value of assets resulting from a revaluation thereof subsequent to the most recent Consolidated Financials prior to the date hereof, excluding, however, any (i) net write-up in value of foreign currency in accordance with GAAP, (ii) write-up resulting from a reversal of a reserve for bad debts or depreciation, and (iii) write-up resulting from a change in methods of accounting for inventory.

          Contract of Acquisition: The agreement of even date herewith by and between Lessor and Seller relative to the acquisition by Lessor of the Leased Property of the Grand Court Facility.

          Controlling Person: Any (i) Person(s) which, directly or indirectly (including through one or more intermediaries), controls Lessee and would be deemed an Affiliate of Lessee, including any partners, shareholders, principals, members, trustees and/or beneficiaries of any such Person(s) to the extent the same control Lessee and would be deemed an Affiliate of Lessee, and (ii) Person(s) which controls, directly or indirectly (including through one or more intermediaries), any other Controlling Person(s) and which would be deemed an Affiliate of any such Controlling Person(s).

          Cost of Living Index: The Consumer Price Index for All Urban Consumers, U.S. City Average (1982-1984 = 100), published by the BLS, or such other renamed index. If the BLS changes the publication frequency of the Cost of Living Index so that a Cost of Living Index is not available to make a cost-of-living adjustment as specified herein, the cost-of-living adjustment shall be based on the percentage difference between the Cost of Living Index for the closest preceding month for which a Cost of Living Index is available and the Cost of Living Index for the comparison month as required by this Lease. If the BLS changes the base reference period for the Cost of Living Index from 1982-84 = 100, the cost-of-living adjustment shall be determined with the use of such conversion formula or table as may be published by the BLS. If the BLS otherwise substantially revises, or ceases publication of the Cost of Living Index, then a substitute index for determining cost-of-living adjustments, issued by the BLS or by a reliable governmental or other nonpartisan publication, shall be reasonably selected by Lessor.

          County: With respect to each Facility, the County or Township in which the Leased Property of such Facility is located.

          CPT Increase: The percentage increase (rounded to two (2) decimal places), if any, in (i) the Cost of Living Index published for the month which is one (1) month prior to the commencement of the applicable Lease Year, over (ii) the Cost of Living Index published for the month which is one (I) month prior to the commencement of the immediately prior Lease Year.

          CPR: As defined in Article XLIV.

          Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

          Environmental Costs: As defined in Article XXXVII.

          Environmental Laws: Environmental Laws shall mean any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees, judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, clean-up, transportation or regulation of any Hazardous Substance, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

          Escrow: As defined in Article XXXV.

          Escrow Holder: As defined in Article XXXV.

          Event of Default: As defined in Article XVI.

          Extended Term(s): As defined in Article XIX.

          Facility: Each facility being (and to be) operated or proposed to be operated on the Leased Property, together with any Capital Additions, as described on Exhibit B-1 attached hereto and incorporated herein by this reference.

          Facility Mortgage: As defined in Article XIII.

          Facility Mortgagee: As defined in Article XIII.

          Facility Operating Deficiency: With respect to any Facility, a deficiency in the conduct of the operation of such Facility which, in the reasonable determination of Lessor, if not corrected within a reasonable time, would have the likely effect of jeopardizing such Facility's licensure or certification under government reimbursement programs

          Fair Market Rental: With respect to each Facility, the fair market rental value of the Leased Property and all Capital Additions (other than Capital Additions financed solely by Lessee) of such Facility, or applicable portion(s) thereof (including any appropriate periodic escalations therein), determined in accordance with the appraisal procedures set forth in Article XXXIV and this definition assuming the same is exposed on the open market at the time of the appraisal, but specifically excluding brokerage commissions and other Lessor payments that do not directly inure to the benefit of lessees.

          Fair Market Value: With respect to each Facility, the fair market value of the Leased Property and all Capital Additions of such Facility, or applicable portion(s) thereof, determined in accordance with the appraisal procedures set forth in Article XXXIV and this definition. Fair

  Market Value shall be the higher value obtained by assuming that the Leased Property and all Capital Additions of such Facility, or applicable portion(s) thereof, is either unencumbered by this Lease or encumbered by this Lease. Fair Market Value shall also be the higher value obtained by valuing the Leased Property and all Capital Additions (other than Capital Additions financed solely by Lessee) of such Facility, or applicable portion(s) thereof, for their highest and best use or as a fully-permitted Facility operated in accordance with the provisions of this Lease. In addition, the following specific matters shall be factored in or out, as appropriate, in determining Fair Market Value:

              (i)  The negative value of (a) any deferred maintenance or other items of repair or replacement of the Leased Property or any Capital Additions of such Facility, (b) any then current or prior licensure or certification violations and/or admissions holds and (c) any other breach or failure of Lessee to perform or observe its obligations hereunder shall not be taken into account; rather, the Leased Property and all Capital Additions of such Facility shall be deemed to be in the condition required by this Lease (i.e., good order and repair) and Lessee shall at all times be deemed to have operated the Facility in compliance with and to have performed all obligations of the Lessee under this Lease.

             (ii)  The occupancy level of the applicable Facility shall be deemed to be the greatest of (a) the occupancy level as of the date any appraisal of such Facility is performed in accordance with the provisions of Article XXXIV, (b) the average occupancy level during the Base Period, or (c) the average occupancy level for facilities similar to such Facility in the same general geographic area as of the date any appraisal of such Facility is performed in accordance with the provisions of Article XXXIV.

            (iii)  If the applicable Facility's Primary Intended Use includes a mixed use, then whichever of the following produces the highest positive value shall be taken into account: (a) the resident mix, patient mix, case mix, and/or diagnostic related group or acuity mix, as applicable, as of the date any appraisal of such Facility is performed in accordance with the provisions of Article, (b) the average of such mix during the Base Period, or (c) the average of such mix for facilities similar to such Facility in the same general geographic area as of the date any appraisal of such Facility is performed in accordance with the provisions of Article XXXIV.

          Finally, in determining Fair Market Value in connection with a sale or transfer of the Leased Property and all Capital Additions of a Facility pursuant to the terms of this Lease, the positive or negative effect on the value of the Leased Property and all Capital Additions or applicable portion(s) thereof attributable to such factors as the interest rate, amortization schedule, maturity date, prepayment penalty and other terms and conditions of any encumbrance placed thereon by Lessor which will not be removed at or prior to the date of such sale or transfer shall be taken into account.

          Fixed Term: The period of time commencing on the Commencement Date and ending at 11:59 p.m. Los Angeles time on the expiration of the fifteenth (15th) Lease Year.

          Fixtures: With respect to each Facility, the Fixtures (as defined in Article I) of such Facility.

          GAAP: Generally accepted accounting principles.

          Grand Court Facility: The Facility located at 262 East Brown Road, Mesa, Arizona commonly known as "Grant Court Mesa."

          Guarantors: Collectively, The Ensign Group, Inc., and any present or future guarantor of Lessee's obligations pursuant to this Lease (each individually, a "Guarantor").

          Guaranty: The Guaranty of even date herewith executed by each Guarantor and any future written guaranty of Lessee's obligations hereunder executed by a Guarantor.

          Handling: As defined in Article XXXVII.

          Hazardous Substances: Collectively, any petroleum, petroleum product or byproduct or any substance, material or waste regulated or listed pursuant to any Environmental Law.

          HCPI: Health Care Property Investors, Inc., a Maryland corporation.

          Impositions: Collectively, all taxes, including capital stock, franchise and other state taxes of Lessor (and, if Lessor is not HCPI, of HCPI as a result of its investment in Lessor), ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; ground rents; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property, any Capital Additions and/or the Rent and all interest and penalties thereon attributable to any failure in payment by Lessee which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Lessor or Lessor's interest in the Leased Property or any Capital Additions, (ii) the Leased Property, any Capital Additions or any parts thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property, any Capital Additions or the leasing or use of the Leased Property, any Capital Additions or any parts thereof; provided, however, that nothing contained in this Lease shall be construed to require Lessee to pay (a) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor or any other Person (including on HCPI, if HCPI is not the Lessor hereunder), (b) any transfer, or net revenue tax of Lessor or any other Person except Lessee and its successors, (c) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any Leased Property, any Capital Additions or the proceeds thereof, or (d) except as expressly provided elsewhere in this Lease, any principal or interest on any indebtedness on the Leased Property for which Lessor is the obligor, except to the extent that any tax, assessment, tax levy or charge, of the type described in any of clauses (a), (b), (c) or (d) above is levied, assessed or imposed in lieu of or as or as a substitute for any tax, assessment, levy or charge which is otherwise included in this definition of an "Imposition."

          Insurance Requirements: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

          Intangible Property: All documents, chattel paper, instruments, contract rights (other than the right to payment for services), securities accounts, general intangibles, investment property, securities entitlements, commercial tort claims, causes of action (except causes of action relating to accounts or the proceeds thereof), now owned or hereafter acquired by Lessee (including any right to any refund of any Impositions) arising from or in connection with Lessee's operation or use of the Leased Property and all Capital Additions; all licenses and permits now owned or hereinafter acquired by Lessee, which are necessary or desirable for Lessee's use of the Leased Property and all Capital Additions for the Primary Intended Use, including, if applicable, any certificate of need or similar certificate; the right to use any trade name or other name associated with any Facility; and any and all third-party provider agreements (including Medicare and Medicaid).

          Land: As defined in Article I, or, with respect to each Facility, the Land (as defined in Article I) relating to such Facility.

          Lease: As defined in the preamble.

          Lease Rate: 10.8%.

          Lease Year: Each period of twelve (12) full calendar months from and after the Commencement Date, unless the Commencement Date is a day other than the first (1st) day of a calendar month, in which case the first Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the eleventh (11th) month following the month in which the Commencement Date occurs and each subsequent Lease Year shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year; provided, however, that the last Lease Year during the Term may be a period of less than twelve (12) full calendar months and shall end on the last day of the Term.

          Leased Improvements: As defined in Article I, or, with respect to each Facility, the Leased Improvements (as defined in Article I) of such Facility

          Leased Property: As defined in Article I, or, with respect to each Facility, the Leased Property (as defined in Article I) of such Facility.

          Leasehold FMV: With respect to each Facility, the fair market value of Lessee's leasehold interest relating to such Facility if exposed on the open market taking into account, among other relevant factors, the income generated from the Leased Property and Capital Additions for such Facility, determined by appraisal in accordance with the appraisal procedures set forth in Article XXXIV.

          Legal Requirements: (i) All federal, state, county, municipal and other governmental statutes, laws (including common law and Environmental Laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions, including those affecting the Leased Property, Lessee's Personal Property and all Capital Additions or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (A) require repairs, modifications or alterations in or to the Leased Property, Lessee's Personal Property and all Capital Additions, (B) in any way adversely affect the use and enjoyment thereof, or (C) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance, and (ii) all covenants, agreements, restrictions, and encumbrances either now or hereafter of record or known to Lessee (other than encumbrances created by Lessor without the consent of Lessee except as otherwise expressly permitted hereunder) affecting the Leased Property.

          Lessee: As defined in the preamble.

          Lessee's Personal Property: With respect to each Facility, the Personal Property other than Lessor's Personal Property allocable or relating to such Facility.

          Lessor: As defined in the preamble.

          Lessor's Personal Property: As defined in Article I, or, with respect to each Facility, Lessor's Personal Property (as defined in Article l) allocable or relating to such Facility.

          Letter of Credit Date: As defined in Section 21.2.

          Master Sublease: With respect to any Facility, a Master Sublease (as defined in Article XXIV) of such Facility.

          Minimum Rent: As defined in Article III.

          Minimum Repurchase Price: With respect to each Facility at any given time, the greater of (a) an amount equal to ten (10) times the then-current annual Rent for such Facility, or (b) the sum of (i) the Allocated Initial Investment with respect to such Facility, and (ii) any Capital Addition Costs funded by Lessor with respect to such Facility.

          Mold: Mold, mildew, fungus or other potentially dangerous organisms.

          Mold Condition: The presence or suspected presence of Mold or any condition(s) that reasonably can be expected to give rise to or indicate the presence of Mold, including observed or suspected instances of water damage or intrusion, the presence of wet or damp wood, cellular wallboard, floor coverings or other materials, inappropriate climate control, discoloration of walls, ceilings or floors, complaints of respiratory ailment or eye irritation by Lessee's employees or any other occupants or invitees in the Leased Property, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises.

          Mold Inspector: An industrial hygienist certified by the American Board of Industrial Hygienists ("C1H") or an otherwise qualified mold consultant selected by or otherwise acceptable to Lessor.

          Mold Remediation Requirements: The relevant provisions of the document Mold Remediation in Schools and Commercial Buildings (EPA 402-K-01-001, March 2001), published by the U.S. Environmental Protection Agency, as may be amended or revised from time to time, or any other applicable Legal Requirements, regulatory standards or guidelines relating to Mold or Mold Conditions.

          New Lease: As defined in Section 31.2.1.

          New Lease Effective Date: As defined in Section 31.2.1.

          Occupancy Arrangement: Any sublease, license or other arrangement with a Person for the right to use, occupy or possess any portion of the Leased Property and/or any Capital Additions.

          Occupant: Any Person having rights of use, occupancy or possession under an Occupancy Arrangement.

          Officer's Certificate: A certificate of Lessee signed by an officer authorized to so sign by its board of directors or by-laws or by equivalent governing documents or managers.

          Opening Deposit: As defined in Article XXXV.

          Outside Closing Date: As defined in Article XXXV.

          Overdue Rate: On any date, a rate equal to Two Percent (2%) above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

          Payment Date: Any due date for the payment of the installments of Minimum Rent or any other sums payable under this Lease.

          Person: Any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

          Personal Property: With respect to each Facility, all machinery, furniture and equipment, including phone systems and computers, trade fixtures, inventory (including raw materials, work in process and finished goods), supplies and other personal property used or useful in the use of the Leased Property and Capital Additions of such Facility for their Primary Intended Use, other than Fixtures.

          Primary Intended Use: With respect to each Facility, the use set forth under the heading "Primary Intended Use" set forth on Exhibit B-1 with respect to such Facility and such other uses necessary or incidental to such use.

          Prime Rate: On any date, a rate equal to the annual rate on such date announced by the Bank of New York to be its prime, base or reference rate for 90-day unsecured loans to its corporate borrowers of the highest credit standing but in no event greater than the maximum rate then permitted under applicable law. If the Bank of New York discontinues its use of such prime, base or reference rate or ceases to exist, Lessor shall designate the prime, base or reference rate of another state or federally chartered bank based in New York to be used for the purpose of calculating the Prime Rate hereunder.

          Put Event: With respect to any Facility, an Event of Default hereunder pursuant to any of Sections 16.1 (a) (arising out of any material default under any such other lease or other agreement or instrument), 16.1(b), 16.1(c), 16.1(e) (arising out of (i) a breach or default by Lessee during the Term of any of its obligations or covenants pursuant to Sections 7.2.1, 7.2.2, 7.2.3, 7.2.5, 7.4, 37.1 or 37.2 relating to such Facility, or (ii) any other failure of Lessee to obtain and maintain all material licenses, permits and other authorizations to use and operate such Facility for its Primary Intended Use in accordance with all Legal Requirements), 16.1(j) (relating to such Facility), 16.1(k) (arising out of a breach of any material representation or warranty of Lessee or any Guarantor in any such document relating to such Facility), 16.1(1) (relating to such Facility) and/or 16.1(o) (relating to such Facility). Notwithstanding that Lessor and Lessee have specifically defined a "Put Event" for the limited purpose of setting forth the circumstances under which Lessor shall be entitled to the remedy set forth in Section 16.5, in no event shall this definition derogate the materiality of any other Event of Default (including any Event of Default which does not constitute a Put Event) or otherwise limit Lessor's rights and remedies upon the occurrence of any such Event of Default, including those rights and remedies set forth in Sections 16.2, 16.3, 16.4, 16.8, 16.9 and/or 16.10.

          Related Rights: With respect to each Facility, the Related Rights (as defined in Article I) of such Facility.

          Removable Personal Property: Any item of Lessee's Personal Property which (i) does not constitute a replacement, modification, alteration or substitution of or to any of Lessor's Personal Property (whether or not an upgrade thereof) or (ii) is not required in order to operate any Facility in compliance with all licensure and certification requirements and all other Legal Requirements and Insurance Requirements for the Primary Intended Use, or either; provided, however, that "Removable Personal Property" shall specifically not include any motorized vehicle used by Lessee to transport residents/patients.

          Rent: Collectively, the Minimum Rent, Additional Charges and all other amounts payable under this Lease.

          Replacement Reserve. As defined in Section 9.3.

          Reserve Amount: With respect to each Facility, the amount set forth in or determined under the heading "Reserve Amount" on Exhibit B-1 with respect to such Facility.

          Sale of Business: A Transfer of the type described in any of clauses (iv), (v) or (vi) of Section 24.1.1 below, unless such Transfer involves only the stock, memberships, equity interests and/or assets of Lessee and Lessee has no substantial assets other than (a) its interest in the Leased Property and any Capital Additions pursuant to this Lease, (b) the business and operations on the Leased Property and any Capital Additions and (c) Lessee's Personal Property.

          SEC: Securities and Exchange Commission.

          Seller: As defined in the Contract of Acquisition.

          Separated Property: As defined in Section 31.2.

          State: With respect to each Facility, the State or Commonwealth in which the Leased Property for such Facility is located.

          Subsidiaries: Corporations, partnerships, limited liability companies, business trusts or other legal entities with respect to which a Person owns, directly or indirectly (including through one or more intermediaries), more than fifty percent (50%) of the voting stock or partnership, membership or other equity interest, respectively.

          Supplemental Rent: As defined in Article III.

          Target Property: As defined in Section 35.4.

          Term: The Fixed Term and any Extended Terms unless earlier terminated pursuant to the provisions hereof.

          Transfer: As defined in Article XXIV.

          Unsuitable for Its Primary Intended Use: With respect to each Facility, a state or condition of such Facility such that by reason of damage or destruction or Condemnation, in the good faith judgment of Lessor, such Facility cannot be operated on a commercially practicable basis for its Primary Intended Use.

ARTICLE III.

        3.1    Minimum Rent.    Lessee shall pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset or deduction, the amounts set forth in or determined by Exhibit B-2 attached hereto and incorporated herein as Minimum Rent for each Facility during the Term. Payments of Minimum Rent shall be made in advance in equal monthly installments on or before the first (1st) day of each calendar month from and after the Commencement Date via delivery of Lessee's check therefore to Lessor at the address for notices specified in Article XXVII or such other address or Person as Lessor may designate from time to time in writing.

        3.2    Additional Charges.    In addition to the Minimum Rent, (i) Lessee shall also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Lessee assumes or agrees to pay under this Lease; and (ii) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (i) above, Lessee shall also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (i) and (ii) above being referred to herein collectively as the "Additional Charges"), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent.

        3.3    Late Payment of Rent.

        (a)   LESSEE HEREBY ACKNOWLEDGES THAT LATE PAYMENT BY LESSEE TO LESSOR OF RENT WILL CAUSE LESSOR TO INCUR COSTS NOT CONTEMPLATED HEREUNDER, THE EXACT AMOUNT OF WHICH IS PRESENTLY ANTICIPATED TO BE EXTREMELY DIFFICULT TO ASCERTAIN. SUCH COSTS MAY INCLUDE PROCESSING AND ACCOUNTING CHARGES AND LATE CHARGES WHICH MAY BE IMPOSED ON LESSOR BY THE TERMS OF ANY LOAN AGREEMENT AND OTHER EXPENSES OF A SIMILAR OR DISSIMILAR NATURE. ACCORDINGLY, IF ANY INSTALLMENT OF RENT OTHER THAN ADDITIONAL CHARGES PAYABLE TO A PERSON OTHER THAN LESSOR SHALL NOT BE

PAID WITHIN THREE (3) BUSINESS DAYS AFTER ITS DUE DATE, LESSEE WILL PAY LESSOR ON DEMAND A LATE CHARGE EQUAL TO THE LESSER OF (I) FIVE PERCENT (5%) OF THE AMOUNT OF SUCH INSTALLMENT OR (II) THE MAXIMUM AMOUNT PERMITTED BY LAW. THE PARTIES AGREE THAT THIS LATE CHARGE REPRESENTS A FAIR AND REASONABLE ESTIMATE OF THE COSTS THAT LESSOR WILL INCUR BY REASON OF LATE PAYMENT BY LESSEE. THE PARTIES FURTHER AGREE THAT SUCH LATE CHARGE IS RENT AND NOT INTEREST AND SUCH ASSESSMENT DOES NOT CONSTITUTE A LENDER OR BORROWER/CREDITOR RELATIONSHIP BETWEEN LESSOR AND LESSEE. IN ADDITION, THE AMOUNT UNPAID, INCLUDING ANY LATE CHARGES, SHALL BEAR INTEREST AT THE OVERDUE RATE COMPOUNDED MONTHLY FROM THE DUE DATE OF SUCH INSTALLMENT TO THE DATE OF PAYMENT THEREOF, AND LESSEE SHALL PAY SUCH INTEREST TO LESSOR ON DEMAND. THE PAYMENT OF SUCH LATE CHARGE OR SUCH INTEREST SHALL NOT CONSTITUTE WAIVER OF, NOR EXCUSE OR CURE, ANY DEFAULT UNDER THIS LEASE, NOR PREVENT LESSOR FROM EXERCISING ANY OTHER RIGHTS AND REMEDIES AVAILABLE TO LESSOR.

        Lessor's Initials:                         /s/ EJH

        Lessee's Initials:                         /s/ CRC

        (b)   If Lessee shall, during any six (6) month period, be more than five (5) Business Days delinquent in the payment of any Rent due and payable by Lessee hereunder on three (3) or more occasions then, notwithstanding anything herein to the contrary, Lessor may, by written notice to Lessee, elect to require Lessee to pay all Minimum Rent payable hereunder quarterly in advance. Such right of Lessor shall be in addition to and not in lieu of any other right of remedy available to Lessor hereunder or at law on account of an Event of Default by Lessee hereunder.

        3.4    Net Lease.    This Lease is and is intended to be what is commonly referred to as a "net, net, net" or "triple net" lease. The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount or benefit (as applicable, of the installments of Minimum Rent and Additional Charges throughout the Term.

ARTICLE IV.

        4.1    Impositions.

        4.1.1 Subject to Article XII relating to permitted contests, Lessee shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for nonpayment. Lessee shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee's obligation to pay Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Leased Property, any Capital Additions or any part(s) thereof. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Lessee may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.

        4.1.2 Lessor shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Lessor's net income, gross receipts, franchise taxes and taxes on its capital stock, and Lessee shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property, all Capital Additions and Lessee's Personal Property.

        4.1.3 Any refund due from any taxing authority in respect of any Imposition paid by Lessee shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing. Any other refund shall be paid over to or retained by Lessor and applied to the payment of Lessee's obligations under this Lease in such order of priority as Lessor shall determine.

        4.1.4 Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property and all Capital Additions as may be necessary to prepare any required returns and reports. If any property covered by this Lease is classified as personal property for tax purposes, Lessee shall file all personal property tax returns in such jurisdictions where it must legally so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns and to the extent practicable, Lessee shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Lessee to file a protest.

        4.1.5 Lessee may, upon notice to Lessor, at Lessee's option and at Lessee's sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee's expense as aforesaid, shall reasonably cooperate with Lessee in such protest, appeal, or other action but at no cost or expense to Lessor. Billings for reimbursement by Lessee to Lessor of personal property or real property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property with respect to which such payments are made.

        4.1.6 Lessor shall give prompt notice to Lessee of all Impositions payable by Lessee hereunder of which Lessor has knowledge, but Lessor's failure to give any such notice shall in no way diminish Lessee's obligations hereunder to pay such Impositions; provided, however, that Lessee shall not be in default of its obligation hereunder nor shall Lessee be responsible for any late fees, penalties or interest imposed or charged by the taxing authority if Lessor had actual knowledge of notice of such Impositions and any such Impositions are not timely paid as a result of Lessor's failure to timely provide such notice to Lessee and Lessee does not have actual knowledge of the obligation to pay the same.

        4.1.7 Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates with respect to any Facility shall be adjusted and prorated between Lessor and Lessee with respect to such Facility, whether or not such Imposition is imposed or assessed before or after such termination, and Lessee's obligation to pay its prorated share thereof shall survive such termination with respect to such Facility.

        4.2    Utility Charges.    Lessee shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property and all Capital Additions. Lessee shall also pay or reimburse Lessor for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof may be imposed against Lessor by reason of any of the covenants, conditions and/or restrictions affecting the Leased Property, any Capital Additions and/or any part(s) thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Leased Property and/or any Capital Additions, including any and all costs and expenses associated with any utility, drainage and parking easements.

        4.3    Insurance Premiums.    Lessee shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Lessee hereunder.

        4.4    Impound Account.    If Lessee, on more than one (1) occasion during any twenty-four (24) consecutive month period, does not timely make payment of any Impositions required pursuant to Section 4.1 (whether or not the same constitutes an Event of Default), Lessor may, at its option to be exercised by thirty (30) days' written notice to Lessee, require Lessee to deposit, at the time of any payment of Minimum Rent, an amount equal to one-twelfth of Lessee's estimated annual taxes, of every kind and nature, required pursuant to Section 4.1 plus one-twelfth of Lessee's estimated annual insurance premiums required pursuant to Section 4.3 into an impound account as directed by Lessor. Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Lessor shall determine, on or before the respective dates on which the same or any of them would become delinquent. The cost of administering such impound account shall be paid by Lessee. Nothing in this Section 4.4 shall be deemed to affect any right or remedy of Lessor hereunder.

        4.5    Tax Service.    If requested by Lessor, Lessee shall, at its sole cost and expense, cause to be furnished to Lessor a tax reporting service, to be designated by Lessor, covering the Leased Property and all Capital Additions.

ARTICLE V.

        5.1    No Termination, Abatement, etc.    Except as otherwise specifically provided in this Lease, Lessee shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. The respective obligations of Lessor and Lessee shall not be affected by reason of (i) any damage to or destruction of the Leased Property, any Capital Additions and/or any part(s) thereof from whatever cause and/or any Condemnation of the Leased Property, any Capital Additions and/or any part(s) thereof; (ii) the lawful or unlawful prohibition of, or restriction upon, Lessee's use of the Leased Property, any Capital Additions and/or any part(s) thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Lessee has or might have against Lessor by reason of any default or breach of any warranty by Lessor hereunder or under any other agreement between Lessor and Lessee or to which Lessor and Lessee are parties; (iv) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor; or (v) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Leased Property, any Capital Additions and/or any part(s) thereof; or (b) which may entitle Lessee to any abatement, reduction,, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

        5.2    Termination with Respect to Fewer than All of the Facilities.    Wherever in this Lease the action of terminating the Lease with respect to a Facility (or action of similar import) is discussed, such action shall mean the termination of Lessee's rights in and to the Leased Property relating to such Facility. Notwithstanding anything in this Lease to the contrary, if this Lease shall be terminated by Lessor or Lessee pursuant to rights granted hereunder with respect to any Facility, such termination shall not affect the applicable Term of this Lease with respect to the balance of the Facilities not so terminated by Lessor, and this Lease shall continue in full force and effect with respect to each other such Facility, except that the total Minimum Rent payable hereunder shall be reduced by the amount of Allocated Minimum Rent with respect to such Facility as to which this Lease has so terminated, subject, however, to Lessor's right, in the event of a termination because of an Event of Default, to recover damages with respect to any such Facility as to which this Lease has been terminated as provided in Article XVI.

ARTICLE VI.

        6.1    Ownership of the Leased Property.    Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the exclusive possession and use of the Leased Property upon the terms and conditions of this Lease. Upon the expiration or earlier termination of this Lease with respect to any Facility Lessee shall, at its expense, repair and restore the Leased Property relating to such Facility to the condition required by Section 9.14.

        6.2    Personal Property.    During the Term, Lessee shall, as necessary and at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Lessee's Personal Property and replacements thereof which shall be the property of and owned by Lessee. Except as provided in Sections 6.3, 6.4 and 16.10, Lessor shall have no rights to Lessee's Personal Property. With respect to each Facility, Lessee shall provide and maintain during the entire Term applicable to such Facility all Personal Property necessary in order to operate such Facility in compliance with all licensure and certification requirements, all Legal Requirements and all Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use.

        6.3    Transfer of Personal Property and Capital Additions to Lessor.    Upon the expiration or earlier termination of this Lease with respect to a Facility, all Capital Additions not owned by Lessor and Lessee's Personal Property (including all motor vehicles used to transport residents/patients) relating to such Facility shall become the property of Lessor, free of any encumbrance, and Lessee shall execute all documents and take any actions reasonably necessary to evidence such ownership and discharge any encumbrance; provided, however, that subject to Section 6.4 below, Lessee shall be entitled to remove all Removable Personal Property from the Leased Property at the end of the Term for such Facility so long as Lessee repairs any damage to the Leased Property of such Facility caused by such removal. Notwithstanding anything to the contrary in this Lease, upon the expiration or earlier termination of this Lease with respect to any Facility, Lessor shall not be obligated to reimburse Lessee for any replacements, rebuildings, alterations, additions, substitutions, and/or improvements that are surrendered as part of or with the Leased Property or Capital Additions of such Facility.

        6.4    Option to Purchase Removable Personal Property.    Notwithstanding anything to the contrary in this Lease, Lessor shall have the option, exercisable by written notice to the Lessee, not less than thirty (30) days prior to the end of the Term or within thirty (30) days after the earlier termination of this Lease with respect to each Facility, to purchase all or any portion of the Removable Personal Property relating to such Facility at the greater of (a) then book value of each item of such Removable Personal Property as reflected on Lessee's books and records maintained in accordance with GAAP, or if no book value, then for an amount equal to the then unamortized original cost thereof or (b) the then outstanding principal balance of any purchase money debt secured by and properly allocable to such Removable Personal Property. The foregoing amortization rate, if applicable, shall be in accordance with the useful life of the particular item of Removable Personal Property as reasonably determined by Lessee in accordance with GAAP. Within ten (10) days after Lessor's exercise of its option to purchase any Removable Personal Property Lessee shall notify Lessor in writing of Lessee's determination of the purchase price therefor based upon the foregoing formula. Upon receipt of Lessee's purchase price notice, Lessor shall have five (5) days within which to cancel and rescind in writing to Lessee Lessor's exercise of its purchase option with respect to all or any portion of the Removable Personal Property. If Lessor does not so elect to cancel and terminate such purchase option, Lessor shall proceed to purchase those items of Removable Personal Property as to which Lessor has exercised its purchase option. Upon payment of the purchase price therefor, Lessee shall convey such items of Removable Personal Property free of any encumbrance and shall execute all documents and take any other actions reasonably necessary to evidence the transfer and conveyance of ownership of the Removable Personal Property to Lessor and the discharge of any encumbrance thereon.

ARTICLE VII.

        7.1    Condition of the Leased Property.    Lessee acknowledges receipt and delivery of possession of the Leased Property and confirms that Lessee has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair, free from Hazardous Substances not in compliance with Legal Requirements, and satisfactory for its purposes hereunder. Regardless, however, of any examination or inspection made by Lessee and whether or not any patent or latent defect or condition was revealed or discovered thereby, Lessee is leasing the Leased Property "AS IS" in its present condition. Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Lessee as of the date hereof. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, MOLD OR MOLD CONDITION, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY LESSEE INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY (I) ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS AND (II) MOLD REMEDIATION AND COMPLIANCE WITH ALL MOLD REMEDIATION REQUIREMENTS.

        7.2    Use of the Leased Property.

        7.2.1 Lessee covenants that it will obtain and maintain all authorizations and approvals needed to use and operate the Leased Property, all Capital Additions and each Facility for such Facility's respective Primary Intended Use and any other use conducted on the Leased Property and any Capital Additions as may be permitted from time to time hereunder in accordance with Legal Requirements including applicable licenses, provider agreements, permits, and Medicare and/or Medicaid certification.

        7.2.2 Lessee shall use or cause to be used the Leased Property, all Capital Additions and the improvements thereon of each Facility for the Primary Intended Use of such Facility. Lessee shall not use the Leased Property, any Capital Additions or any part(s) thereof for any other use without the prior written consent of Lessor, which consent Lessor may withhold in its sole discretion.

        7.2.3 Lessee shall operate continuously the entire Leased Property and all Capital Additions of each Facility in accordance with the Primary Intended Use of such Facility. Lessee shall devote the entirety of each Facility and all Capital Additions to the Primary Intended Use, except for areas reasonably required for office, storage space or ancillary service uses incidental to the Primary Intended Use. Lessee shall not modify the services offered or take any other action (e.g., removing patients or residents from a Facility or directing patients or residents, or prospective patients or residents, to another facility) which would materially reduce gross revenues or the fair market value of any Facility.

        7.2.4 Lessee shall conduct its business at each Facility in conformity with the customary standards of patient or resident care practice provided in similar good-quality facilities in the State. Without limiting the generality of the foregoing, Lessee shall at all times exercise commercially reasonable efforts to maintain an adequate staff for the service of its residents and/or patients in compliance with all Legal Requirements and otherwise consistent with such standards of patient or resident care practice customarily provided in other similar facilities operated by Lessee.

        7.2.5 Lessee shall not commit or suffer to be committed any waste on the Leased Property and/or on or to any Capital Additions or cause or permit any nuisance to exist thereon or with respect thereto.

        7.2.6 Lessee shall neither suffer nor permit the Leased Property, any Capital Additions, or any part(s) thereof, or Lessee's Personal Property, to be used in such a manner as (i) might reasonably tend to impair Lessor's title thereto or to any portion thereof or (ii) may make possible a claim of adverse use or possession, or an implied dedication of the Leased Property, any Capital Additions or any part(s) thereof.

        7.3    Lessor to Grant Easements, etc.    Lessor shall, from time to time so long as no Event of Default has occurred and is continuing, at the request of Lessee and at Lessee's cost and expense, but subject to the approval of Lessor, which approval shall not be unreasonably withheld or delayed (i) grant easements and other rights in the nature of easements; (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property; (iii) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes; (iv) execute petitions to have the Leased Property annexed to any municipal corporation or utility district; (v) execute amendments to any covenants, conditions and restrictions affecting the Leased Property; and (vi) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers to the extent of its interest in the Leased Property, but only upon delivery to Lessor of an Officer's Certificate stating that such grant release, dedication, transfer, petition or amendment is not detrimental to the proper conduct of the business of Lessee on the Leased Property and does not materially reduce the value of the Leased Property.

        7.4    Preservation of Facility Value.    Lessee acknowledges that a fair return to Lessor on its investment in the Leased Property is dependent, in part, on the concentration on the Leased Property and all Capital Additions during the Term of the assisted living facility business of Lessee and its Affiliates in the geographical area of the Leased Property. Lessee further acknowledges that diversion of residents and/or patients, as applicable, from any Facility to other facilities or institutions and/or reemployment by Lessee of management or supervisory personnel working at any Facility following the expiration or earlier termination of this Lease at other facilities or institutions owned, operated or managed, whether directly or indirectly, by Lessee or its Affiliates will have a material adverse impact on the value and utility of the Leased Property and all Capital Additions. Accordingly, Lessor and Lessee agree as follows:

        7.4.1 [intentionally omitted].

        7.4.2 For a period of one (1) year following the Term, neither Lessee nor any of its Affiliates shall, without the prior written consent of Lessor, which consent may be given or withheld in Lessor's sole discretion, solicit for employment any management or supervisory personnel working on or in connection with the Facility; provided, however, that the foregoing shall not prohibit Lessee from soliciting for employment and/or otherwise employing any such management or supervisory personnel during such one (1) year period, if such management or supervisory personnel has not been working on or in connection with the Facility for ninety (90) or more consecutive days. As used herein, "solicit" shall not include an advertisement for employment opportunities placed by Lessee in a newspaper or other periodical of general circulation.

        7.4.3 Except as required for medically appropriate reasons, prior to and after the expiration or earlier termination of this Lease with respect to any or all of the Facilities, Lessee shall not recommend or solicit the removal or transfer of any resident or patient from any Facility to any other facility or institution.

ARTICLE VIII.

        8.1    Compliance with Legal and Insurance Requirements, Instruments, etc.    Subject to Article XII regarding permitted contests, Lessee, at its expense, shall promptly (i) comply with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Leased Property, Lessee's Personal Property and all Capital Additions whether or not compliance therewith may require structural changes in any of the Leased Improvements or any Capital Additions or interfere with the use and enjoyment of the Leased Property and (ii) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for the use of the Leased Property, Lessee's Personal Property and all Capital Additions for the applicable Primary Intended Use and any other use of the Leased Property, Lessee's Personal

Property and all Capital Additions then being made, and for the proper erection, installation, operation and maintenance of the Leased Property, Lessee's Personal Property and all Capital Additions. Lessor may, but shall not be obligated to, enter upon the Leased Property and all Capital Additions and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Leased Property and all Capital Additions, and Lessee shall reimburse Lessor for all costs and expenses incurred by Lessor in connection with such actions. Lessee covenants and agrees that the Leased Property, Lessee's Personal Property and all Capital Additions shall not be used for any unlawful purpose.

ARTICLE IX.

        9.1    Maintenance and Repair.

        9.1.1 Lessee, at its expense, shall maintain the Leased Property, and every portion thereof, Lessee's Personal Property and all Capital Additions, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Lessee's control in good order and repair whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements or the age of the Leased Property, Lessee's Personal Property and all Capital Additions, and, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, including those necessary to comply with changes in any Legal Requirements, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. All repairs shall be at least equivalent in quality to the original work. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Property, any Capital Additions, or any part(s) thereof for the Primary Intended Use.

        9.1.2 Lessor shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property or any Capital Additions; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property or any Capital Additions in any way. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

        9.1.3 Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property, any Capital Additions or any part(s) thereof; or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property, any Capital Additions or any part(s) thereof.

        9.1.4 Unless Lessor shall convey any of the Leased Property to Lessee pursuant to the provisions of this Lease, Lessee shall, upon the expiration or earlier termination of the Term, vacate and surrender the Leased Property, Lessee's Personal Property, other than the Removable Personal Property, which is subject to the option granted to Lessor pursuant to Section 6.4, and all Capital Additions to Lessor in the condition in which the Leased Property was originally received from Lessor and Lessee's Personal Property and any Capital Additions were originally introduced to each Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear.

        9.2    Encroachments, Restrictions, Mineral Leases, etc.    If any of the Leased Improvements or Capital Additions shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, any Capital Additions or any parts thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Additions is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Lessor or any Person affected by any such encroachment, violation or impairment, Lessee, at its sole cost and expense, but subject to its right to contest the existence of any such encroachment, violation or impairment, shall protect, indemnify, save harmless and defend Lessor from and against all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys', consultants' and experts' fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, Lessee shall either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee; or (ii) make such changes in the Leased Improvements and any Capital Addition, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements or any Capital Addition, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements and any Capital Addition for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements and Capital Additions were operated prior to the assertion of such encroachment, violation or impairment. Lessee's obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Lessor for any damages incurred by any such encroachment, violation or impairment, Lessee shall be entitled to a credit for any sums recovered by Lessor under any such policy of title or other insurance.

        9.3    Replacement Reserve.

        9.3.1 As additional consideration for Lessor's lease of the Leased Property to Lessee hereunder, Lessee shall establish and maintain at all times during the Term a repair and replacement reserve with respect to each Facility (with respect to each Facility, a "Replacement Reserve") with Lessor for Capital Repairs to the Facility as provided in this Section 9.3.

        9.3.2 Commencing on the Commencement Date and on the first (1st) day of each month throughout the Term thereafter, Lessee shall deposit with Lessor into the Replacement Reserve for each Facility an amount equal to one-twelfth (1/12th) of the annual Reserve Amount for such Facility. So long as no Event of Default or an event or circumstance has occurred which with notice or passage of time, or both, would constitute an Event of Default hereunder has occurred, Lessor shall, to the extent funds are available for such purpose in such Replacement Reserve for a Facility, disburse to Lessee the Capital Repair Costs incurred and paid by Lessee in performing Capital Repairs for such Facility within fifteen (15) days following: (a) receipt by Lessor of a written request from Lessee for disbursement from the Replacement Reserve for such Facility and a certification by Lessee in form and substance satisfactory to Lessor that the applicable item of Capital Repair for such Facility has been completed; (b) delivery to Lessor of paid invoices, receipts or other evidence satisfactory to Lessor, verifying the Capital Repair Costs for such Capital Repairs; and (c) delivery to Lessor of affidavits, lien waivers or other evidence satisfactory to Lessor showing that all materialmen, laborers, subcontractors and any other parties who might or could claim statutory or common law liens and are furnishing or have furnished material or labor to the Leased Property of such Facility have been paid all amounts due for labor and materials furnished to the Leased Property of such Facility. Lessor shall not be required to make advances from any Replacement Reserve more frequently than once in any thirty (30) day period. Amounts held in the Replacement Reserve for a Facility may not be used to pay for or reimburse Lessee for Capital Repair Costs for any other Facility. In addition, if a Facility is comprised of a mixed use or contains multiple buildings for which the applicable Reserve Amount is calculated or determined separately, the amount held in such Replacement Reserve for such Facility and allocated to a building or particular component of the Leased Property of a Facility may not be used to pay for or reimburse Lessee for Capital Repair Costs for any other component of such Facility.

        9.3.3 Lessor may, at Lessee's expense, make or cause to be made during the Term an annual inspection of the Leased Property of each Facility to determine the need, as determined by Lessor, for further Capital Repairs of the Leased Property of such Facility to maintain the same in accordance with the requirements of this Lease. If such inspection reveals that further Capital Repairs of the Leased Property of such Facility are reasonably required, Lessor may provide Lessee with a written description of the required Capital Repairs of such Facility and Lessee shall complete such Capital Repairs of such Facility to the satisfaction of Lessor within ninety (90) days after the receipt of such description from Lessor, or such later date as may be approved by Lessor.

        9.3.4 The Replacement Reserve shall not be or be deemed to be escrow or trust funds, but, at Lessor's option and in Lessor's discretion, may either be held in a separate account or be commingled by Lessor with the general funds of Lessor. Lessee shall not be entitled to any interest on any funds contained in any Replacement Reserve. The Replacement Reserves are solely for the protection of Lessor and the Leased Property and entail no responsibility on Lessor's part beyond the payment of the respective items for which they are held following receipt of bills, invoices or statements therefor in accordance with the terms of this Section 9.3 and beyond the allowing of due credit for the sums actually received. Upon assignment of this Lease by Lessor, any funds in the Replacement Reserve shall be turned over to the assignee and any responsibility of Lessor, as assignor, with respect thereto shall terminate.

        9.3.5 Notwithstanding anything to the contrary in this Lease, if, upon the expiration of any Lease Year, any funds remain in any Replacement Reserve (with respect to each Facility, the "Carryover Reserve Funds"), such Carryover Reserve Funds with respect to such Facility shall remain in the applicable Replacement Reserve for one additional Lease Year. If, upon the expiration of such subsequent Lease Year, such Carryover Reserve Funds still remain in the applicable Replacement Reserve, then the same shall be paid over to Lessor as an Additional Charge and Rent under this Lease and shall be in addition to Minimum Rent and all other Additional Charges payable hereunder; provided, however, that such Carryover Reserve Funds may remain in the applicable Replacement Reserve for one additional Lease Year if Lessee submits a written request to Lessor detailing specific major or long-term capital improvements and Lessor, in its reasonable discretion, approves such request. If any funds remain in any Replacement Reserve upon the expiration or earlier termination of this Lease, the same shall similarly be paid over to Lessor as an Additional Charge and Rent under this Lease and shall be in addition to Minimum Rent and all other Additional Charges payable hereunder.

ARTICLE X.

        10.1    Construction of Capital Additions and Other Alterations to the Leased Property.    Without the prior written consent of Lessor, which consent may be given or withheld in Lessor's sole and absolute discretion, Lessee shall not (a) make any Capital Additions on or structural alterations to the Leased Property, (b) enlarge or reduce the size of any Facility or otherwise materially alter or affect (other than replacement thereof) any main Facility systems, including any main plumbing, electrical or heating, ventilating and air conditioning systems of any Facility and/or (c) make any Capital Additions or other alterations which would tie in or connect with any improvements on property adjacent to the Land. Lessee may, without Lessor's prior written consent, make any alterations, additions, or improvements (collectively, "alterations") to the Leased Property if such alterations are not of the type described in either clause (a), (b) or (c) above, so long as in each case: (i) the same do not (A) decrease the value of the Leased Property, (B) affect the exterior appearance of the Leased Property, or (C) adversely affect the structural components of the Leased Improvements or the main electrical, mechanical, plumbing or ventilating and air conditioning systems for any Facility, (ii) the same are consistent in terms of style, quality and workmanship to the original Leased Improvements and Fixtures, (iii) the same are constructed and performed in accordance with the provisions of Section 10.2 below and (iv) the cost thereof does not exceed, in the aggregate, $50,000.00 for any twelve (12) month period with respect to any single Facility. Any other alterations (i.e., other than alterations described in clauses (a), (b) or (c) above, and other than alterations which meet the foregoing requirements of clauses (i), (ii), (iii) and (iv) above) shall be subject to Lessor's prior written consent, which consent shall not be unreasonably withheld. To the extent Lessor's prior written consent shall be required in connection with any alterations or Capital Additions, Lessor may impose such conditions thereon in connection with its approval thereof as Lessor deems appropriate. Notwithstanding the foregoing, Lessor agrees that painting, landscaping, and replacement of floor, wall and window coverings shall be deemed alterations which do not require Lessor's consent, regardless of the cost thereof, so long as the same meet the requirements of clauses (ii) and (iii) above.

        10.2    Construction Requirements for all Alterations.    Whether or not Lessor's review and approval is required, for all Capital Additions and other alterations of the Leased Property, the following shall apply (except to the extent Lessor reasonably determines that, because of the nature or extent of the alteration, any such requirement is not applicable):

          (a)   Such construction shall not commence until Lessee shall have procured and paid for all municipal and other governmental permits and authorizations required therefor, and Lessor shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Lessor; and (ii) any plans required to be filed in connection with any such application which require the approval of Lessor as hereinabove provided shall have been so approved by Lessor;

          (b)   Such construction shall not, and Lessee's licensed architect or engineer shall certify to Lessor that such construction shall not, impair the structural strength of any component of the applicable Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component;

          (c)   Lessee's licensed architect or engineer shall certify to Lessor that the detailed plans and specifications conform to and comply with all Insurance Requirements and all applicable building, subdivision and zoning codes, laws, ordinances, regulations and other Legal Requirements imposed by all governmental authorities having jurisdiction over the Leased Property;

          (d)   Such construction shall, when completed, be of such a character as not to decrease the value of the Leased Property as it was immediately before such Capital Addition;

          (e)   During and following completion of such construction, the parking which is located in the applicable Facility or on the Land relating to such Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than that which was or is required by law or which was located in such Facility or on the Land relating to such Facility prior to such construction; provided, however, with Lessor's prior consent and at no additional expense to Lessor, (i) to the extent additional parking is not already a part of a Capital Addition, Lessee may construct additional parking on the Land relating to such Facility; or (ii) Lessee may acquire off-site parking to serve such Facility as long as such parking shall be dedicated to, or otherwise made available to serve, such Facility;

          (f)    All work done in connection with such construction shall be done promptly and in a good and workmanlike manner using first-class materials and in conformity with all Legal Requirements;

          (g)   Promptly following the completion of such construction, Lessee shall deliver to Lessor "as built" drawings of such addition, certified as accurate by the licensed architect or engineer selected by Lessee to supervise such work, and copies of any new or revised Certificates of Occupancy; and

          (h)   If by reason of the construction thereof, a new Certificate of Occupancy for any component of such Facility is required, Lessee shall obtain and furnish a copy of the same to Lessor promptly upon completion thereof.

ARTICLE XI.

        11.1    Liens.    Subject to the provisions of Article XII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any Capital Additions or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Lease; (ii) the matters that exist as of the Commencement Date; (iii) restrictions, liens and other encumbrances which are consented to in writing by Lessor, or any easements granted pursuant to the provisions of Section 7.3; (iv) liens for Impositions which Lessee is not required to pay hereunder; (v) subleases permitted by Article XXIV; (vi) liens for Impositions not yet delinquent; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for amounts not yet due; (viii) any liens which are the responsibility of Lessor pursuant to the provisions of Article XXXVI; and (ix) any judgment liens against Lessor for amounts which are not otherwise the responsibility of Lessee.

ARTICLE XII.

        12.1    Permitted Contests.    Lessee, upon prior written notice to Lessor, on its own or in Lessor's name, at Lessee's expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; subject, however, to the further requirement that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Lessor and from the Leased Property or any Capital Additions; (ii) neither the Leased Property nor any Capital Additions, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Lessor nor Lessee would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) if any such contest shall involve a sum of money or potential loss in excess of Fifty Thousand Dollars ($50,000), upon request of Lessor, Lessee shall deliver to Lessor and its counsel an opinion of legal counsel reasonably acceptable to Lessor to the effect set forth in clauses (i), (ii) and (iii) above, to the extent applicable; (v) in the case of a Legal Requirement, Imposition, lien, encumbrance or charge, Lessee shall give such reasonable security as may be required by Lessor to insure ultimate payment of the same and to prevent any sale or forfeiture of the Leased Property or any Capital Additions or the Rent by reason of such nonpayment or noncompliance; and (vi) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained. If any such contest is finally resolved against Lessor or Lessee, Lessee shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Lessor, at Lessee's expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Lessee or if Lessor so desires, Lessor shall join as a party therein. The provisions of this Article XII shall not be construed to permit Lessee to contest the payment of Rent or any other amount payable by Lessee to Lessor hereunder. Lessee shall indemnify, defend, protect and save Lessor harmless from and against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom.

ARTICLE XIII.

        13.1    General Insurance Requirements.    During the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property, including all Capital Additions, the Fixtures and the Personal Property, insured with the kinds and amounts of insurance described below. Each element of the insurance described in this Article shall be maintained with respect to the Leased Property of each Facility and the Personal Property and operations thereon. This insurance shall be written by companies authorized to do insurance business in the State in which the Leased Property is located. All liability type policies must name Lessor as an "additional insured." All property, loss of rental and business interruption type policies shall name Lessor as "loss payee." Losses shall be payable to Lessor and/or Lessee as provided in Article XIV. In addition, the policies, as appropriate, shall name as an "additional insured" or "loss payee" the holder of any mortgage, deed of trust or other security agreement ("Facility Mortgagee") securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXVI ("Facility Mortgage") by way of a standard form of mortgagee's loss payable endorsement. Any loss adjustment shall require the written consent of Lessor, Lessee, and each Facility Mortgagee. Evidence of insurance shall be deposited with Lessor and, if requested, with any Facility Mortgagee(s). If any provision of any Facility Mortgage requires deposits of insurance to be made with such Facility Mortgagee, Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to each Facility Mortgagee, or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Facility Mortgagee. The policies shall insure against the following risks with respect to each Facility:

        13.1.1 Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as special form perils, earthquake (including earth movement), sinkhole and windstorm in an amount not less than the insurable value on a replacement cost basis (as defined below in Section 13.2) and including a building ordinance coverage endorsement;

        13.1.2 Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in each Facility, in such limits with respect to any one accident as may be reasonably requested by Lessor from time to time;

        13.1.3 Flood (when the Leased Property of a Facility is located in whole or in part within a designated 100-year flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area;

        13.1.4 Loss of rental value in an amount not less than twelve (12) months' Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including payroll and Rent payable hereunder with an endorsement extending the period of indemnity by at least ninety (90) days (Building Ordinance—Increased Period of Restoration Endorsement) necessitated by the occurrence of any of the hazards described in Sections 13.1.1, 13.1.2 or 13.1.3;

        1.3.1.5 Claims for bodily injury or property damage under a policy of commercial general liability insurance with amounts not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit and in the annual aggregate, including blanket contractual liability (including Lessee's indemnification obligations under this Lease), in each case with respect to each Facility; and

        13.1.6 Medical professional liability with amounts not less than One Million Dollars ($1,000,000) combined single limit and in the annual aggregate, with respect to each Facility.

        13.1.7 If and to the extent such coverage is commercially reasonably available, as reasonably determined by Lessor and Lessee, excess liability coverage for all liabilities and covering each Facility in an amount not less than $2,000,000 in the annual aggregate. If such excess liability insurance is not commercially reasonably available in such amount, Lessee shall obtain and maintain such excess liability insurance in such lesser amount or such other insurance as reasonably approximates the excess liability insurance and in such amounts as is commercially reasonably available. Such insurance shall be deemed commercially reasonably available if the cost thereof together with the insurance required pursuant to Sections 13.1.5 and 1.3.1.6 above does not exceed Six Hundred Dollars ($600.00) per unit, per year (adjusted to equate to constant 2000 U.S. Dollar values). In the event any such insurance is not deemed commercially reasonable herein, the parties shall cooperate in good faith to locate suitable equivalent insurance, if any.

        In the event Lessee elects to maintain blanket excess liability coverage for any Facility and other facilities operated by Lessee or an Affiliate of Lessee, Lessor agrees to permit Lessee to maintain excess liability coverage for any Facility in connection with one or more other facilities operated by Lessee or an Affiliate of Lessee so long as the available coverage is in an amount and at a level so as to reasonably approximate the insurance coverage required hereby for the benefit of each Facility as reasonably determined by Lessor.

        13.2    Replacement Cost.    The term "replacement cost" shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality. If either party believes that the replacement cost has increased or decreased at any time during the Term, it shall have the right to have such replacement cost redetermined by an impartial national insurance company reasonably acceptable to both parties (the "impartial appraiser"). The party desiring to have the replacement cost so redetermined shall forthwith, on receipt of such determination by the impartial appraiser, give written notice thereof to the other party hereto. The determination of the impartial appraiser shall be final and binding on the parties hereto, and Lessee shall forthwith increase or decrease the amount of the insurance carried pursuant to this Article to the amount so determined by the impartial appraiser. Each party shall pay one-half (1/2) of the fee, if any, of the impartial appraiser. If Lessee has made improvements to the Leased Property, including any Capital Additions, Lessor may at Lessee's expense have the replacement cost redetermined at any time after such improvements are made, regardless of when the replacement cost was last determined.

        13.3    Additional Insurance.    In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably required from time to timeby any Facility Mortgagee, provided the same can be obtained at no material additional expense to Lessee, and shall further at all times maintain adequate workers' compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Lessee on the Leased Property and any Capital Additions in accordance with Legal Requirements.

        13.4    Waiver of Subrogation.    All insurance policies carried by either party covering the Leased Property and any Capital Additions and Lessee's Personal Property including contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party waives any claims it has against the other party to the extent such claim is covered by insurance.

        13.5    Policy Requirements.    All of the policies of insurance referred to in this Article shall be written in form satisfactory to Lessor and by insurance companies with a policyholder rating of "A" and a financial rating of "VIII" in the most recent version of Best's Key Rating Guide. Additionally, except as otherwise provided in this Lease, all of the insurance referred to in this Article shall be on an occurrence (rather than a claims-made) basis. With respect to the insurance referenced in Sections 13.1.5 (general liability), 13.1.6 (medical professional liability) and 13.1.7 (excess liability), Lessee shall be permitted to use a claims made policy form if an occurrence based policy is not available on commercially reasonable terms; provided, however, that Lessee shall secure so-called "tail coverage" (i.e., coverage extended beyond the occurrence of the claim) for not less than the applicable statute of limitations for such claim following the termination of any claims made coverage (in other words, such "tail coverage" shall reasonably approximate the coverage provided by occurrence coverage for the period from the date of termination of the policy through the applicable statute of limitations). Lessee shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and with respect to any renewal policy, at least thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Lessee either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor, at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Lessor upon demand therefor. Each insurer shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor thirty (30) days' written notice before the policy or policies in question shall be altered, allowed to expire or canceled. Each policy shall have a deductible or deductibles, if any, which are no greater than those normally maintained for similar facilities in the State.

        13.6    Increase in Limits.    If Lessor shall at any time believe that the limits of the insurance required hereunder are insufficient, Lessor shall have the right notify Lessee in writing of the same and the parties shall thereafter endeavor to agree in writing on the proper and reasonable limits for such insurance to be carried. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party reasonably selected by Lessor and the determination of such impartial third party shall be binding. Upon agreement by the parties or determination by such third party the new increased limits as so agreed upon or determined, as the case may be, shall be in effect and carried by Lessee until further change pursuant to the provisions of this Section. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts required by any of the Facility Mortgagees or the amounts in required to be maintained under this Lease prior to the date, if at all, that Lessor notifies Lessee that Lessor believes the limits of the insurance required under this Lease are insufficient.

        13.7    Blanket Policies and Policies Covering Multiple Locations.    Notwithstanding anything to the contrary contained in this Article, Lessee's obligations to carry the casualty insurance provided for herein may be brought within the coverage of a blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policy for each Facility meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XIII are otherwise satisfied. For any liability policies covering one or more of the Facilities or any other facilities in addition to the Facilities, Lessor may require excess limits as Lessor reasonably determines, subject to the provisions of Section 13.1.7 above.

        13.8    No Separate Insurance.    Lessee shall not, on Lessee's own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished by, or which may reasonably be required to be furnished by, Lessee or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees, are included therein as additional insured and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

ARTICLE XIV.

        14.1    Insurance Proceeds.    All proceeds payable by reason of any loss or damage to the Leased Property, any Capital Additions or any part(s) or portion(s) thereof, under any policy of insurance required to be carried hereunder shall be paid to Lessor and made available by Lessor to Lessee from time to time for the reasonable costs of reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, any Capital Additions or any part(s) or portion(s) thereof; provided, however, that if the total amount of proceeds payable is $50,000 or less, then the proceeds shall be paid directly to Lessee and shall be used for the repair of any damage to the Leased Property, or any portion thereof. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property and any Capital Additions (or in the event neither Lessor nor Lessee is required or elects to repair and restore, all such insurance proceeds) shall be retained by Lessor except as otherwise specifically provided below in this Article XIV. All salvage resulting from any risk covered by insurance shall belong to Lessor.

        14.2    Insured Casualty.

        14.2.1 If the Leased Property and/or any Capital Additions of a Facility are damaged or destroyed from a risk covered by insurance carried by Lessee such that such Facility thereby is rendered Unsuitable for its Primary Intended Use, Lessee shall either (i) restore such Leased Property and such Capital Additions to substantially the same condition as existed immediately before such damage or destruction, or (ii) offer to acquire the Leased Property of such Facility from Lessor for a purchase price equal to the greater of (y) the Minimum Repurchase Price of such Facility or (z) the Fair Market Value of such Facility immediately prior to such damage or destruction. If Lessor does not accept Lessee's offer to so purchase the Leased Property of such Facility, Lessee may either withdraw such offer and proceed to restore the Leased Property of such Facility to substantially the same condition as existed immediately before such damage or destruction or terminate the Lease with respect to such Facility in which event Lessor shall be entitled to retain the insurance proceeds.

        14.2.2 If the Leased Property and/or any Capital Additions of a Facility are damaged from a risk covered by insurance carried by Lessee, but such Facility is not thereby rendered Unsuitable for its Primary Intended Use, Lessee shall restore such Leased Property and such Capital Additions to substantially the same condition as existed immediately before such damage. Such damage shall not terminate this Lease; provided, however, that if Lessee cannot within a reasonable time after diligent efforts obtain the necessary government approvals needed to restore and operate such Facility for its Primary Intended Use, Lessee may offer to purchase the Leased Property of such Facility for a purchase price equal to the greater of the Minimum Repurchase Price of such Facility or the Fair Market Value of such Facility immediately prior to such damage. If Lessee shall make such offer and Lessor does not accept the same, Lessee may either withdraw such offer and proceed to restore the Leased Property of such Facility to substantially the same condition as existed immediately before such damage or destruction, or terminate the Lease with respect to such Facility, in which event Lessor shall be entitled to retain the insurance proceeds.

        14.2.3 If the cost of the repair or restoration exceeds the amount of proceeds received by Lessor from the insurance required to be carried hereunder, Lessee shall contribute any excess amounts needed to restore such Facility. Such difference shall be paid by Lessee to Lessor together with any other insurance proceeds, for application to the cost of repair and restoration.

        14.2.4 If Lessor accepts Lessee's offer to purchase the Leased Property of a Facility, this Lease shall terminate as to such Facility upon payment of the purchase price and Lessor shall remit to Lessee all insurance proceeds pertaining to the Leased Property of such Facility then held by Lessor.

        14.3    Uninsured Casualty.    If the Leased Property and/or any Capital Additions of a Facility is/are damaged or destroyed from a risk not covered by insurance carried by Lessee, whether or not such damage or destruction renders such Facility Unsuitable for its Primary Intended Use, Lessee at its expense shall restore the Leased Property and Capital Additions of such Facility to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease with respect to such Facility or any other Facility.

        14.4    No Abatement of Rent.    This Lease shall remain in full force and effect and Lessee's obligation to pay the Rent and all other charges required by this Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration.

        14.5    Waiver.    Lessee waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property and/or any Capital Additions.

ARTICLE XV.

        15.1    Condemnation.

        15.1.1 Total Taking. If the Leased Property and any Capital Additions of a Facility are totally and permanently taken by Condemnation, this Lease shall terminate with respect to such Facility as of the day before the Date of Taking.

        15.1.2 Partial Taking. If a portion of the Leased Property and any Capital Additions is taken by Condemnation, this Lease shall remain in effect if such Facility is not thereby rendered Unsuitable for Its Primary Intended Use, but if such Facility is thereby rendered Unsuitable for its Primary Intended Use, this Lease shall terminate with respect to such Facility as of the day before the Date of Taking.

        15.1.3 Restoration. If there is a partial taking of the Leased Property and any Capital Additions and this Lease remains in full force and effect pursuant to Section 15.1.2, Lessor shall make available to Lessee the portion of the Award necessary and specifically identified or allocated for restoration of the Leased Property and any such Capital Additions and Lessee shall accomplish all necessary restoration whether or not the amount provided or allocated by the Condemnor for restoration is sufficient.

        15.1.4 Award-Distribution. The entire Award shall belong to and be paid to Lessor, except that, subject to the rights of the Facility Mortgagees, Lessee shall be entitled to receive from the Award, if and to the extent such Award specifically includes such item, lost profits value and moving expenses, provided, that in any event Lessor shall receive from the Award, subject to the rights of the Facility Mortgagees, no less than the greater of the Fair Market Value of the applicable Facility prior to the institution of the Condemnation or the Minimum Repurchase Price of the applicable Facility. Lessor agrees to permit Lessee to participate in any condemnation proceedings affecting the Facility or Lessee's interest therein, in order to preserve Lessee's rights hereunder.

        15.1.5 Temporary Taking. The taking of the Leased Property, any Capital Additions and/or any part(s) thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than 180 consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Lessee.

        15.1.6 Sale Under Threat of Condemnation. A sale by Lessor to any Condemnor, either under threat of Condemnation or while Condemnation proceedings are pending, shall be deemed a Condemnation for purposes of this Lease. Lessor may, without any obligation to Lessee, agree to sell and/or convey to any Condemnor all or any portion of the Leased Property free from this Lease and the rights of Lessee hereunder without first requiring that any action or proceeding be instituted or pursued to judgment, provided that Lessor agrees to permit Lessee to participate in any condemnation proceedings affecting the Facility or Lessee's interest therein in order to preserve Lessee's rights hereunder, and any sale or other proceeds in lieu of condemnation shall be distributed as set forth in Section 15.1.4 above.

ARTICLE XVI.

        16.1    Events of Default.    Any one or more of the following shall constitute an "Event of Default":

          (a)   a default shall occur under any other lease or other agreement or instrument, including the Contract of Acquisition, now or hereafter with or in favor of Lessor or any Affiliate of Lessor and made by or with Lessee or any Affiliate of Lessee where the default is not cured within any applicable grace period set forth therein;

          (b)   a default shall occur under any New Lease hereafter with or in favor of Lessor or any Affiliate of Lessor and made by or with Lessee or any Affiliate of Lessee where the default is not cured within any applicable grace period set forth therein;

          (c)   Lessee shall fail to pay any installment of Rent when the same becomes due and payable and such failure is not cured by Lessee within a period of five (5) days after notice thereof from Lessor; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

          (d)   Lessee shall fail to obtain a letter of credit or cash security deposit as required by Article XXI;

          (e)   except as otherwise specifically provided for in this Section 16.1, if Lessee shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within thirty (30) days after notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

          (f)    Lessee or any Guarantor shall:

      (i)
      admit in writing its inability to pay its debts generally as they become due,

      (ii)
      file a petition in bankruptcy or a petition to take advantage of any insolvency act,

      (iii)
      make an assignment for the benefit of its creditors,

      (iv)
      consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or

      (v)
      file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

          (g)   Lessee or any Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Lessee, a receiver of Lessee or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of Lessee under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

          (h)   Lessee or any Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all its assets;

          (i)    the estate or interest of Lessee in the Leased Property, any Capital Additions or any part(s) thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Lessee of notice thereof from Lessor; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

          (j)    any Transfer occurs without Lessor's consent in accordance with the provisions of Article XXIV;

          (k)   any of the representations or warranties made by Lessee, Seller or any Guarantor in the Contract of Acquisition, the Guaranty or otherwise proves to be untrue when made in any material respect which materially and adversely affects Lessor;

          (l)    any Facility's applicable license or third-party provider reimbursement agreements material to such Facility's operation for its Primary Intended Use are at any time terminated or revoked or suspended for more than twenty (20) days;

          (m)  Any local, state or federal agency having jurisdiction over the operation of any Facility removes Ten Percent (10%) or more of the patients or residents located in such Facility;

          (n)   Lessee fails to give notice to Lessor not later than ten (10) days after any notice, claim or demand from any governmental authority or any officer acting on behalf thereof, of any violation of any law, order, ordinance, rule or regulation with respect to the operation of any Facility;

          (o)   Lessee fails to cure or abate any violation occurring during the Term that is claimed by any governmental authority, or any officer acting on behalf thereof, of any law, order, ordinance, rule or regulation pertaining to the operation of any Facility, and within the time permitted by such authority for such cure or abatement;

          (p)   Lessee fails to notify Lessor within two (2) business days after receipt of any notice from any governmental agency terminating or suspending or threatening termination or suspension, of any material license or certification relating to any Facility (provided that this requirement shall not extend to "boilerplate" certification or revocation threats routinely contained in citations and surveys which are not, based upon the deficiency(s) cited, reasonably likely to result in actual action against the license or certification of a Facility);

          (q)   any proceedings are instituted against Lessee by any governmental authority which are reasonably likely to result in (i) the revocation of any license granted to Lessee for the operation of any Facility, (ii) the decertification of any Facility from participation in the Medicare or Medicaid reimbursement program, or (iii) the issuance of a stop placement order against Lessee;

          (r)   any default and acceleration of any indebtedness of Lessee or any Affiliate of Lessee has occurred; and

          (s)   any default shall occur under any Guaranty.

        16.2    Certain Remedies.    If an Event of Default shall have occurred, Lessor may terminate this Lease with respect to any one or more (including all, if so elected by Lessor) of the Facilities, regardless of whether such Event of Default emanated primarily from a single Facility, by giving Lessee notice of such termination and the Term shall terminate and all rights of Lessee under this Lease shall cease with respect to all such Facilities as to which Lessor has elected to so terminate this Lease. Lessor shall have all rights at law and in equity available to Lessor as a result of any Event of Default. Any such notice of termination may, at Lessor's option, be given and exercised concurrently with any notice of Event of Default given by Lessor to Lessee hereunder. In such event, such termination shall be effective immediately upon the occurrence of the Event of Default. Lessee shall pay as Additional Charges all costs and expenses incurred by or on behalf of Lessor, including reasonable attorneys' fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated with respect to any one or more

(including all, if so elected by Lessor) of the Facilities pursuant to this Section 16.2, Lessee shall, to the extent permitted by law, if required by Lessor so to do, immediately surrender to Lessor possession of the Leased Property and any Capital Additions of the Facilities as to which Lessor has so elected to terminate this Lease and quit the same and Lessor may enter upon and repossess such Leased Property and such Capital Additions by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other Persons and any of Lessee's Personal Property from such Leased Property and such Capital Additions.

        16.3    Damages.    (i) The termination of this Lease with respect to any one or more of the Facilities; (ii) the repossession of the Leased Property and Capital Additions of any Facility; (iii) the failure of Lessor, notwithstanding reasonable good faith efforts, to relet the Leased Property or any portion thereof; (iv) the reletting of all or any portion of the Leased Property; or (v) the failure or inability of Lessor to collect or receive any rentals due upon any such reletting, shall not relieve Lessee of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. If any such termination occurs, Lessee shall forthwith pay to Lessor all Rent due and payable with respect to the Facility terminated to and including the date of such termination. Thereafter, following any such termination, Lessee shall forthwith pay to Lessor, at Lessor's option, as and for liquidated and agreed current damages for an Event of Default by Lessee, the sum of:

          (a)   the worth at the time of award of the unpaid Rent which had been earned at the time of termination with respect to the terminated Facility,

          (b)   the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination with respect to the terminated Facility until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided,

          (c)   the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided, plus

          (d)   any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

        As used in clauses (a) and (b) above, the "worth at the time of award" shall be computed by allowing interest at the Overdue Rate. As used in clause (c) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus One Percent (1%).

        Alternatively, if Lessor does not elect to terminate this Lease with respect to any Facility, then Lessee shall pay to Lessor, at Lessor's option, as and for agreed damages for such Event of Default without termination of Lessee's right to possession of the Leased Property and any Capital Additions or any portion thereof, each installment of said Rent and other sums payable by Lessee to Lessor under the Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Lessor may enforce, by action or otherwise, any other term or covenant of this Lease.

        16.4    Receiver.    Upon the occurrence of an Event of Default, and upon commencement of proceedings to enforce the rights of Lessor hereunder, Lessor shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Lessor of the Leased Property and any Capital Additions of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

        16.5    Lessee's Obligation to Purchase.    Upon the occurrence of a Put Event with respect to any Facility, Lessor shall be entitled to require Lessee to purchase the Leased Property of such Facility on the first Minimum Rent Payment Date occurring not less than sixty (60) days after the date specified in a notice from Lessor requiring such purchase for an amount equal to the greater of (i) the Fair Market Value of such Facility, or (ii) the Minimum Repurchase Price of such Facility, plus, in either event, all Rent then due and payable (excluding the installment of Minimum Rent due on the purchase date) with respect to such Facility. If Lessor exercises such right, Lessor shall convey the Leased Property of such Facility to Lessee on the date fixed therefor in accordance with the provisions of Article XVIII upon receipt of the purchase price therefor and this Lease shall thereupon terminate with respect to such Facility. Any purchase by Lessee of the Leased Property of a Facility pursuant to this Section shall be in lieu of the damages specified in Section 16.3 with respect to such Facility.

        16.6    Waiver.    If Lessor initiates judicial proceedings or if this Lease is terminated by Lessor pursuant to this Article with respect to a Facility, Lessee waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

        16.7    Application of Funds.    Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default which are made to Lessor rather than Lessee due to the existence of an Event of Default shall be applied to Lessee's obligations in the order which Lessor may determine or as may be prescribed by the laws of the State.

        16.8    Facility Operating Deficiencies.

        16.8.1 On written notice of a request therefor by Lessor to Lessee, upon the occurrence of a Facility Operating Deficiency with respect to a Facility specified with particularity in Lessor's notice, and for a period of time necessary fully to remedy the Facility Operating Deficiency, Lessee shall engage the services of a management consultant, unaffiliated with Lessee and approved by Lessor, which approval shall not be unreasonably withheld, to review the management of such Facility for the purpose of making recommendations to remedy the Facility Operating Deficiency(ies). Subject to applicable Legal Requirements governing confidentiality of patient records, the management consultant shall have complete access to such Facility, its records, offices and facilities, in order that it may carry out its duties. Lessee shall cause such management consultant to prepare and deliver to Lessor and Lessee a written report of its recommendations within thirty (30) days after its engagement. If Lessee shall fail to designate a management consultant approved by Lessor as provided above within ten (10) days after Lessee's receipt of the Lessor's notice, Lessor may designate such management consultant by further notice to Lessee. Lessee shall be responsible for payment of all fees and expenses reasonably charged and incurred by the management consultant in carrying out its duties. Lessee shall promptly implement any and all reasonable recommendations made by such management consultant in order to promptly correct or cure such Facility Operating Deficiency; provided, however, that in no event shall Lessee implement any such recommendations if the same would constitute a violation of applicable Legal Requirements or would otherwise cause an Event of Default hereunder (e.g., a Transfer or change in use of the Leased Property), unless Lessor consents in writing to such Event of Default, which consent may be given or withheld in Lessor's sole and absolute discretion.

        16.8.2 Without limiting Lessor's rights in Section 16.8.1 above, if there is a deficiency or an event that is reasonably likely to result in (a) the imminent loss of Lessee's license or certification necessary to operate any Facility for its Primary Intended Use, or (b) the Facility being shut down, and for a period equal to the greater of six (6) months or the time necessary fully to remedy the situation in (a) or (b) above, Lessee shall engage the services of a management company, unaffiliated with Lessee and approved by Lessor, to assume responsibility for management of such Facility for the purpose of taking all steps reasonably necessary to remedy the Facility Operating Deficiency(ies). Pursuant to a written agreement among the management company, Lessee and Lessor, the management company will have complete responsibility for operation of such Facility, subject to Lessee's retaining only such power and authority as shall be required by the State as the minimum level of power and authority to be possessed by the licensed operator of a facility of the type of such Facility in the State. The management company shall provide the following services:

            (a)   furnish an on-site, full-time licensed administrator and controller approved by Lessor who shall be an employee of the management company;

            (b)   take all steps reasonably necessary to keep such Facility fully licensed by the State, certified as a provider under applicable government reimbursement programs and duly accredited by applicable agencies and bodies;

            (c)   perform all of Lessee's obligations hereunder with respect to maintenance and repair of such Facility;

            (d)   conduct at the onset of the management company's engagement, and monthly thereafter, reviews and/or audits of operations at such Facility in at least the following departments and services: patient and resident care, activities and therapy, dietary, medical records, drugs and medicines, supplies, housekeeping and maintenance, and report the results of such reviews and/or audits in writing to Lessor no later than five (5) days after the end of each calendar month;

            (e)   immediately upon receipt thereof, deliver to Lessor by overnight courier copies of all communications received from any regulatory agency with respect to such Facility; and

            (f)    with respect to the Facility Operating Deficiency(ies) which gave rise to the request to Lessee to engage the management company, prepare and deliver to Lessor within five (5) days after the commencement of the management company's responsibilities at such Facility a comprehensive written report of the nature and extent of the Facility Operating Deficiency(ies) and advise Lessor orally by telephone no later than noon local time on each Friday thereafter as to steps being taken by the management company to remedy the same and the status of any threatened or actual governmental administrative action with respect thereto.

        The management company shall have complete access to such Facility, its records, offices and facilities, in order that it may carry out its duties. If Lessee shall fail to designate a management company acceptable to Lessor within five (5) days after receipt of the notice of request therefor, Lessor may designate such management company by further notice to Lessee. Lessee shall be responsible for payment of all fees and expenses reasonably charged and incurred by the management company in carrying out its duties, provided that the management fee chargeable by a management company designated by Lessor, as hereinabove provided, shall not exceed Five Percent (5%) of Gross Revenues.

        16.9    Lessor's Right of Appraisal.    Without limiting any other right or remedy of Lessor hereunder, upon the expiration or earlier termination of this Lease, and whether or not Lessor has ever declared or given notice to Lessee of an Event of Default, Lessor shall have the right to conduct an appraisal of the Leased Property and all Capital Additions of each Facility or any portion thereof in accordance with the appraisal procedures set forth in Article XXXIV in order to determine the negative value, if any, upon the Fair Market Value of such Facility by reason of any of the following (the "Negative FMV"): (a) any deferred maintenance or other items of repair or replacement of the Leased Property of such Facility which Lessee has failed to perform or observe in accordance with the terms of this Lease; (b) any then current or prior licensure or certification violations and/or admission holds; and/or (c) any other breach or failure of Lessee to perform or observe its obligations under this Lease; and/or (d) the occupancy level and/or resident mix, patient mix, case mix, or diagnostic related group or acuity mix, as applicable, of the Facility as of the date of termination as compared to the average occupancy level or mix of facilities similar to the Facility and in the same general geographic location. In the event of any such Negative FMV, the cash value thereof, together with the costs and expenses incurred by Lessor in connection with the appraisal procedures pursuant to Article XXXIV, shall be paid by Lessee to Lessor upon demand as an Additional Charge hereunder. The obligation of Lessee to pay such amount, if any, shall survive the expiration or earlier termination of this Lease.

        16.10    Lessor's Security Interest.    The parties intend that if an Event of Default occurs under this Lease, Lessor will control Lessee's Personal Property and the Intangible Property so that Lessor or its designee or nominee can operate or re-let each Facility intact for its Primary Intended Use. Accordingly, to implement such intention, and for the purpose of securing the payment and performance obligations of Lessee hereunder, Lessor and Lessee agree as follows:

          16.10.1 Lessee, as debtor, hereby grants to Lessor, as secured party, a security interest and an express contractual lien upon all of Lessee's right, title and interest in and to Lessee's Personal Property and in and to the Intangible Property and any and all products, rents, proceeds and profits thereof in which Lessee now owns or hereafter acquires an interest or right, including any leased Lessee's Personal Property (collectively, the "Collateral"). This Lease constitutes a security agreement covering all such Lessee's Personal Property and the Intangible Property. The security interest granted to Lessor with respect to Lessee's Personal Property in this Section 16.10 is intended by Lessor and Lessee to be subordinate to any security interest granted in connection with the financing or leasing of all or any portion of the Lessee's Personal Property so long as the lessor or financier of such Lessee's Personal Property agrees to give Lessor written notice of any default by Lessee under the terms of such lease or financing arrangement, to give Lessor a reasonable time following such notice to cure any such default and consents to Lessor's written assumption of such lease or financing arrangement upon Lessor's curing of any such defaults. The security interest granted to Lessor with respect to Lessee's Personal Property in this Section 16.10 is also intended by Lessor and Lessee to be subordinate to any security interest granted by Lessee to any institutional credit facility lender of Lessee in and to Lessee's accounts receivable, and Lessor hereby confirms that Lessor claims no right or interest in or to Lessee's accounts or the proceeds thereof. This security agreement and the security interest created herein shall survive the expiration or earlier termination of this Lease.

          16.10.2 Lessee hereby authorizes Lessor to file such financing statements, continuation statements and other documents as may be necessary or desirable to perfect or continue the perfection of Lessor's security interest in the Collateral. In addition, if required by Lessor at any time during the Term, Lessee shall execute and deliver to Lessor, in form reasonably satisfactory to Lessor, additional security agreements, financing statements, fixture filings and such other documents as Lessor may reasonably require to perfect or continue the perfection of Lessor's security interest in the Collateral. In the event Lessee fails to execute any financing statement or other documents for the perfection or continuation of Lessor's security interest, Lessee hereby appoints Lessor as its true and lawful attorney-in-fact to execute any such documents on its behalf, which power of attorney shall be irrevocable and is deemed to be coupled with an interest. If requested by any institutional credit facility lender(s) or purchase money lender(s) of Lessee at any time during the Term, Lessor shall execute and deliver to such lender(s) and Lessee, in form reasonably satisfactory to such lender(s), such disclaimers, intercreditor agreements, estoppels, releases and similar documentation as such lender(s) may reasonably require to perfect or continue the perfection of such lender's security interests in Lessee's accounts receivables or any other Personal Property in which such purchase money lender(s) have provided purchase money or equipment lease financing.

          16.10.3 Lessee will give Lessor at least thirty (30) days' prior written notice of any change in Lessee's name, identity, jurisdiction of organization or corporate structure. With respect to any such change, Lessee will promptly execute and deliver such instruments, documents and notices and take such actions, as Lessor deems necessary or desirable to create, perfect and protect the security interests of Lessor in the Collateral.

          16.10.4 Upon the occurrence of an Event of Default, Lessor shall be entitled to exercise any and all rights or remedies available to a secured party under the Uniform Commercial Code, or available to a lessor under the laws of the State, with respect to Lessee's Personal Property and the Intangible Property, including the right to sell the same at public or private sale.

ARTICLE XVII.

        17.1    Lessor's Right to Cure Lessee's Default.    If Lessee shall fail to make any payment or to perform any act required to be made or performed hereunder, Lessor, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property and any Capital Additions for such purpose and take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all costs and expenses, including reasonable attorneys' fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand.

ARTICLE XVIII.

        18.1    Purchase of the Leased Property.    If Lessee purchases the Leased Property of any Facility from Lessor pursuant to any provisions of this Lease, Lessor shall, upon receipt from Lessee of the applicable purchase price, together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the date of the purchase, deliver to Lessee an appropriate special or limited warranty deed conveying the entire interest of Lessor in and to such Leased Property to Lessee free and clear of all encumbrances other than (i) those that Lessee has agreed hereunder to pay or discharge; (ii) those mortgage liens, if any, which Lessee has agreed in writing to accept and to take title subject to; (iii) those liens and encumbrances which were in effect on the date of conveyance of such Leased Property to Lessor; and (iv) any other encumbrances permitted hereunder to be imposed on such Leased Property which are assumable at no cost to Lessee or to which Lessee may take subject without cost to Lessee or material diminution in the value of the Facility. The difference between the applicable purchase price and the total of the encumbrances assumed or taken subject to shall be paid to Lessor or as Lessor may direct in immediately available funds. All expenses of such conveyance, including the cost of title insurance, attorneys' fees incurred by Lessor in connection with such conveyance and release, transfer taxes and recording and escrow fees, shall be paid by Lessee.

ARTICLE XIX.

        19.1    Renewal Terms.    Provided that no Event of Default, or event which, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing, either at the date of exercise or upon the commencement of an Extended Term (as hereunder defined), then Lessee shall have the right to renew this Lease for two (2) five year renewal terms (each an "Extended Term"), upon (i) giving written notice to Lessor of such renewal not less than eighteen (18) months and not more than twenty seven (27) months prior to the expiration of the then current Term and (ii) delivering to Lessor concurrent with such notice a reaffirmation of the Guaranty executed by Guarantor stating, in substance, that Guarantor's obligations under the Guaranty shall extend to this Lease, as extended by the Extended Term. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect.

        Notwithstanding anything to the contrary in this Section 19.1, Lessor, in its sole discretion, may waive the condition to Lessee's right to renew this Lease that no Event of Default, or event which, with notice or lapse of time or both, would constitute an Event of Default, have occurred or be continuing, and the same may not be used by Lessee as a means to negate the effectiveness of Lessee's exercise of its renewal right for such Extended Term.

        19.2    Lessor's Rights of Renewal and Early Termination.    In order to facilitate the transfer of the operations of the Facilities to a third party and/or to locate a replacement lessee, Lessor shall have the one time right with respect to each Facility to either (i) terminate this Lease with respect to any Facility up to four (4) months early or (ii) extend the Term of this Lease with respect to such Facility for up to one (1) year. Such right of early termination shall be exercised by Lessor, if at all, by written notice from Lessor to Lessee given not less than sixty (60) days prior to the date Lessor desires to terminate this Lease with respect to such Facility and stating the date of such termination (which date shall not be earlier than four (4) months prior to the expiration of the Term). In the event that Lessor shall exercise such night of early termination within the time and in the manner herein provided, this Lease shall terminate with respect to the specified Facility on the date of termination specified in Lessor's notice. Such right of extension shall be exercised by Lessor, if at all, by written notice from Lessor to Lessee given not less than four (4) months prior to the expiration of the Term and stating the date through which Lessor is extending the Term of this Lease for such Facility (which date shall not be later than one (1) year after the originally scheduled expiration date). In the event that Lessor shall exercise such right of extension, all of the terms and conditions of this Lease shall continue in full force and effect with respect to each Facility as to which Lessor has elected to so extend the applicable Term pursuant to this Section 19.2, and Lessee shall continue to pay Rent applicable to such Facility for and during such extension period at the lesser of (a) the same Minimum Rent rates as were in effect upon the expiration of the originally scheduled Term for such Facility, or (b) Fair Market Rental; provided, however, that Lessor shall have the right to terminate this Lease with respect to such Facility during any such extension period upon not less than sixty (60) days prior written notice to Lessee. In such event, this Lease, as previously extended, shall terminate with respect to such Facility upon the date specified in Lessor's notice of termination.

ARTICLE XX.

        20.1    Holding Over.    Except as provided in Section 19.2, if Lessee shall for any reason remain in possession of the Leased Property and/or any Capital Additions of a Facility after the expiration or earlier termination of the Term, such possession shall be as a month-to-month tenant during which time Lessee shall pay as Minimum Rent each month 150% of the monthly Minimum Rent applicable to the prior Lease Year for such Facility, together with all Additional Charges and all other sums payable by Lessee pursuant to this Lease; provided, however, in the event that Lessee holds over in the Leased Property and/or any Capital Additions as a result of the failure or inability of Lessor to identify a new or replacement operator for the Facility as of the expiration or earlier termination of this Lease, then to and until the earlier of (A) the date Lessor identifies in writing to Lessee such new operator and such new operator has either procured its own licenses and provider agreements to operate the Facility or has executed and delivered to Lessee, in form reasonably acceptable to Lessee, an agreement permitting such new operator to operate under Lessee's license, provider agreements and other authorizations until such new operator obtains the same in its own name, and (B) seventy-five (75) days after written notice from Lessor to Lessee to close down the Facility and cause the patients to be transferred therefrom, the monthly Minimum Rent payable by Lessee during such holdover period shall be equal to the monthly Minimum Rent in effect as of the expiration or earlier termination of this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property and/or any Capital Additions of such Facility. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE XXI.

        21.1    Letters of Credit.    During the entire Term and for sixty (60) days after the expiration or earlier termination of this Lease, Lessee shall have obtained letters of credit from a financial institution satisfactory to Lessor, naming Lessor as beneficiary to secure Lessee's obligations hereunder and Lessee's and any Affiliate of Lessee's obligations under any other lease or other agreement or instrument with or in favor of Lessor or any Affiliate of Lessor, at the times, in the amounts and for the purposes set forth below. Each letter of credit shall be in substantially the form of Exhibit E hereto. Each letter of credit shall be for a term of not less than one (1) year and irrevocable during that term. Each letter of credit shall provide that it will be honored upon a signed statement by Lessor that Lessor is entitled to draw upon any letter of credit under this Lease, and shall require no signature or statement from any party other than Lessor. No notice to Lessee shall be required to enable Lessor to draw upon the letter of credit. Each letter of credit shall also provide that following the honor of any drafts in an amount less than the aggregate amount of the letter of credit, the financial institution shall return the original letter of credit to Lessor and Lessor's rights as to the remaining amount of the letter of credit will not be extinguished. In the event of a transfer of Lessor's interest in the Leased Property, Lessor shall have the right to transfer the letter of credit to the transferee and thereupon shall, without any further agreement between the parties, be released by Lessee from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the letter of credit to a new Lessor. The letter of credit may be assigned as security in connection with a Facility Mortgage. If the financial institution from which Lessee has obtained a letter of credit shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency act, make an assignment for the benefit of its creditors consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, then Lessee shall obtain a replacement letter of credit within thirty (30) days of such act from another financial institution satisfactory to Lessor.

        21.2    Times for Obtaining Letters of Credit.    The initial letter of credit shall be obtained and delivered to Lessor on or prior to the Commencement Date. The letters of credit covering subsequent periods shall be obtained and delivered to Lessor not less than thirty (30) days prior to the expiration of the then existing letter of credit ("Letter of Credit Date"). The term for each such letter of credit shall begin no later than the expiration date of the previous letter of credit and shall comply with all requirements of this Article XXI.

        21.3    Amounts for Letters of Credit.

        21.3.1 Letters of credit shall be in an amount equal to three (3) months Minimum Rent (estimated for the first Lease Year if not yet fixed) payable by Lessee under this Lease for the applicable Lease Year (the "Letter of Credit Amount").

        21.4    Uses of Cash Security Deposit or Letter of Credit.    Lessor shall have the right to draw upon a letter of credit up to its full amount or apply all or any portion of the Cash Security Deposit up to its full amount, as applicable, whenever (a) an Event of Default hereunder has occurred, (b) an event of default under any other lease or agreement between Lessor or an Affiliate of Lessor and Lessee or an Affiliate of Lessee or under any other letter of credit, guaranty, mortgage, deed of trust, or other instrument now or hereafter executed by Lessee or an Affiliate of Lessee in favor of Lessor or an Affiliate of Lessor has occurred or (c) an event or circumstance has occurred which with notice or passage of time, or both, would constitute an Event of Default hereunder or an event of default under any such other lease, agreement, letter of credit, guaranty, mortgage, deed of trust or other instrument, notwithstanding that transmittal of any such notice may be barred by applicable law. In addition, if Lessee fails to obtain a satisfactory letter of credit prior to the applicable Letter of Credit Date, Lessor may draw upon the full amount of the then existing letter of credit without giving any notice or time to cure to Lessee. No such draw upon the letter of credit or application of the Cash Security Deposit, as applicable, shall (i) cure or constitute a waiver of an Event of Default, (ii) be deemed to fix or determine the amounts to which Lessor is entitled to recover under this Lease or otherwise, or (iii) be deemed to limit or waive Lessor's right to pursue any remedies provided for in this Lease. If all or any portion of a letter of credit is drawn against or Cash Security Deposit applied by Lessor, Lessee shall, within two (2) business days after demand by Lessor, cause the issuer of such letter of credit to issue Lessor, at Lessee's expense, a replacement or supplementary letter of credit in substantially the form attached hereto as Exhibit E such that at all times during the Term, Lessor shall have the ability to draw on one or more letters of credit totaling, in the aggregate, the amount required pursuant to this Article XXI. If any portion of the Cash Security Deposit is applied by Lessor, Lessee shall, within two (2) business days after demand by Lessor, cause an amount equal to the amount of Cash Security Deposit previously applied to be paid to Lessor.

        21.5    Cash Security Deposit.    For the period from the Commencement Date through April 30, 2003, Lessee shall have the option to deposit with Lessor cash (the "Cash Security Deposit") in the Letter of Credit Amount in lieu of obtaining a letter of credit; provided however, that nothing herein shall relieve Lessee of its obligation to provide a letter of credit in accordance with Article XXI after April 30, 2003. Lessor shall not be required to keep the Cash Security Deposit separate from its general funds, and Lessee shall not be entitled to interest on such Cash Security Deposit. Lessee acknowledges that Lessor may invest and reinvest the Cash Security Deposit for Lessor's own account. No notice to Lessee shall be required to enable Lessor to draw upon such Cash Security Deposit. In the event of a transfer of Lessor's interest in the Leased Property, Lessor shall have the right to transfer the Cash Security Deposit to the transferee and thereupon shall, without any further agreement between the parties, be released by Lessee from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of such Cash Security Deposit to a new Lessor. The Cash Security Deposit may be assigned as security in connection with a Facility Mortgage. Provided that no Event of Default has occurred and is continuing, and that Lessee has obtained the letter of credit required by this Article XXI, Lessor shall return to Lessee all portions of the Cash Security Deposit not applied by Lessor in accordance with this Article XXI.

        21.6    WAIVER.    LESSEE WAIVES THE PROVISIONS OF ANY APPLICABLE LAWS NOW IN FORCE OR THAT BECOME IN FORCE AFTER THE DATE OF EXECUTION OF THIS LEASE, THAT PROVIDE IN SUBSTANCE THAT LESSOR MAY CLAIM FROM A CASH SECURITY DEPOSIT ONLY THOSE SUMS REASONABLY NECESSARY TO REMEDY DEFAULTS IN THE PAYMENT OF RENT, TO REPAIR DAMAGE CAUSED BY LESSEE, OR TO CLEAN THE LEASED PROPERTY. LESSOR AND LESSEE AGREE THAT LESSOR MAY, IN ADDITION, CLAIM THOSE SUMS NECESSARY TO COMPENSATE LESSOR FOR ANY OTHER FORESEEABLE OR UNFORESEEABLE ACTUAL LOSS OR DAMAGE CAUSED BY THE ACT OR OMISSION OF LESSEE OR LESSEE'S OFFICERS, AGENTS, EMPLOYEES, INDEPENDENT CONTRACTORS, OR INVITEES, INCLUDING, BUT NOT LIMITED TO THOSE DAMAGES TO WHICH LESSOR IS ENTITLED PURSUANT TO ARTICLE XVI.

Lessee's Initials:                         /s/ CRC

ARTICLE XXII.

        22.1    Risk of Loss.    The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property and any Capital Additions as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Lessor and Persons claiming from, through or under Lessor) is assumed by Lessee, and no such event shall entitle Lessee to any abatement of Rent.

ARTICLE XXIII.

        23.1    General Indemnification.    In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Lessor or Lessee, and without regard to the policy limits of any such insurance, Lessee shall protect, indemnify, save harmless and defend Lessor from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys', consultants' and experts' fees and expenses, imposed upon or incurred by or asserted against Lessor by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property, or any Capital Additions or adjoining sidewalks thereto; (ii) any use, misuse, non-use, condition, maintenance or repair by Lessee of the Leased Property or any Capital Additions; (iii) any failure on the part of Lessee to perform or comply with any of the terms of this Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property or any Capital Additions to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property or any Capital Additions; and (vi) the violation of any Legal Requirement. Any amounts which become payable by Lessee under this Article shall be paid within ten (10) days after liability therefor is determined by litigation or otherwise, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Lessee, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor or may compromise or otherwise dispose of the same as Lessee sees fit; provided, however, that any legal counsel selected by Lessee to defend Lessor shall be reasonably satisfactory to Lessor. All indemnification covenants are intended to apply to losses, damages, injuries, claims, etc. incurred directly by the indemnified parties and their property, as well as by the indemnifying party or third party, and their property. For purposes of this Article XXIII, any acts or omissions of Lessee, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Lessee (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Lessee. It is understood and agreed that payment shall not be a condition precedent to enforcement of the foregoing indemnification obligations. Nothing contained in this Lease shall be deemed or construed as imposing any obligation on Lessee to indemnify or hold harmless Lessor from and against any liabilities, obligations, claims, damages, penalties or causes of action arising out of the gross negligence or willful misconduct of Lessor

ARTICLE XXIV.

        24.1    Transfers.

        24.1.1 Prohibition. Except as provided in Section 24.1.10, Lessee shall not, without Lessor's prior written consent, which may be given or withheld in Lessor's sole and absolute discretion, either directly or indirectly or through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or Lessee's leasehold estate hereunder, (ii) Master Sublease all or any part of the Leased Property and/or any Capital Additions of such Facility, (iii) engage the services of any Person for the management or operation of all or any part of the Leased Property and/or any Capital Additions of such Facility, (iv) convey, sell, assign, transfer or dispose of any stock or partnership, membership or other interests (whether equity or otherwise) in Lessee (which shall include any conveyance, sale, assignment, transfer or disposition of any stock or partnership, membership or other interests (whether equity or otherwise) in any Controlling Person(s)), if such conveyance, sale, assignment, transfer or disposition results, directly or indirectly, in a change in control of Lessee (or in any Controlling Person(s)), (v) dissolve, merge or consolidate Lessee (which shall include any dissolution, merger or consolidation of any Controlling Person) with any other Person, if such dissolution, merger or consolidation, directly or indirectly, results in a change in control of Lessee or in any Controlling Person(s), (vi) sell, convey, assign, or otherwise transfer all or substantially all of the assets of Lessee (which shall include any sale, conveyance, assignment, or other transfer of all or substantially all of the assets of any Controlling Person(s)), (vii) sell, convey, assign, or otherwise transfer any of the assets of Lessee (which shall include any sale, conveyance, assignment, or other transfer of any of the assets of any Controlling Person) if the Consolidated Net Worth of Lessee (or such Controlling Person, as the case may be) immediately following such transaction is not at least equal to seventy-five percent (75%) of the Consolidated Net Worth of Lessee (or such Controlling Person) immediately prior to such transaction, or (viii) enter into or permit to be entered into any agreement or arrangement to do any of the foregoing or to grant any option or other right to any Person to do any of the foregoing (each of the aforesaid acts referred to in clauses (i) through (viii) being referred to herein as a "Transfer"). Any Commercial Occupancy Arrangement with respect to more than Ten Percent (10%) of any Facility in the aggregate to any Person and/or its Affiliates, directly or indirectly, or through one or more step transactions or tiered transactions, shall be deemed to be a "Master Sublease" hereunder. For any Commercial Occupancy Arrangement transaction not requiring the consent of Lessor hereunder (i.e., a Commercial Occupancy Arrangement not constituting a Master Sublease), Lessee shall, within ten (10) days of entering into any such Commercial Occupancy Arrangement, notify Lessor of the existence of such Commercial Occupancy Arrangement and the identity of the Occupant and supply Lessor with a copy of the agreement relating to such Commercial Occupancy Arrangement and any other related documentation, materials or information reasonably requested by Lessor.

        24.1.2 Consent.

        24.1.2.1 Prior to any Transfer, Lessee shall first notify Lessor of its desire to do so and shall submit in writing to Lessor: (i) the name of the proposed Occupant, assignee, manager or other transferee; (ii) the terms and provisions of the Transfer, including any agreements in connection therewith; and (iii) such financial information as Lessor reasonably may request concerning the proposed Occupant, assignee, manager or other transferee. Lessor may, as a condition to granting such consent, which consent may be given or withheld in the sole and absolute discretion of Lessor, and in addition to any other conditions imposed by Lessor, require that the obligations of any Occupant, assignee, manager or other transferee which is an Affiliate of another Person be guaranteed by its parent or Controlling Person and that any Guaranty of this Lease be reaffirmed by any Guarantor notwithstanding such Transfer.

        24.1.2.2 The consent by Lessor to any Transfer shall not constitute a consent to any subsequent Transfer or to any subsequent or successive Transfer. Any purported or attempted Transfer contrary to the provisions of this Article shall be void and, at the option of Lessor, shall terminate this Lease.

        24.1.3 Attornment and Related Matters. Any Commercial Occupancy Arrangement (whether or not the same constitutes a Master Sublease) shall be expressly subject and subordinate to all applicable terms and conditions of this Lease and provide that upon the expiration or earlier termination of this Lease Lessor, at its option and without any obligation to do so, may require any Occupant to attorn to Lessor, in which event Lessor shall undertake the obligations of Lessee, as sublessor, licensor or otherwise under such Commercial Occupancy Arrangement from the time of the exercise of such option to the termination of such Commercial Occupancy Arrangement; provided, however, that in such case Lessor shall not be liable for any prepaid rents, fees or other charges or for any prepaid security deposits paid by such Occupant to Lessee or for any other prior defaults of Lessee under such Commercial Occupancy Arrangement. In the event that Lessor shall not require such attornment with respect to any Commercial Occupancy Arrangement, then such Occupancy Arrangement shall automatically terminate upon the expiration or earlier termination of this Lease, including any early termination by mutual agreement of Lessor and Lessee. In addition, any such Commercial Occupancy Arrangement shall provide that in the event that the Occupant or other transferee receives a written notice from Lessor stating that an Event of Default has occurred or that an event or circumstance has occurred which with notice and/or passage of time would constitute an Event of Default, such Occupant or other transferee thereafter shall without further consent or instruction of Lessee pay all rentals accruing under such Commercial Occupancy Arrangement directly to Lessor or as Lessor may direct; provided however that (i) as and to the extent that the amounts so paid to Lessor, together with other amounts paid to or received by Lessor on account of this Lease, exceed the amounts then due Lessor from Lessee under this Lease, the excess shall be promptly remitted to Lessee, and (ii) at such time as the Event of Default has been cured and this Lease reinstated (if ever), Lessor shall notify and direct the Occupant(s) in writing to resume making payments of rentals under their Commercial Occupancy Arrangement(s) directly to Lessee or as Lessee may direct. Any such rentals collected from such Occupant or other transferee by Lessor shall be credited against the amounts owing by Lessee under this Lease in such order of priority as Lessor shall reasonably determine. Furthermore, any Commercial Occupancy Arrangement or other agreement regarding a Transfer shall expressly provide that the Occupant, assignee, manager or other transferee shall furnish Lessor with such financial, operational and other information about the physical condition of the applicable Facility, including the information required by Section 25.1.2 herein, as Lessor may request from time to time.

        24.1.4 Assignment of Lessee's Rights Against Occupant Under a Master Sublease. If Lessor shall consent to a Master Sublease, then the written instrument of consent, executed and acknowledged by Lessor, Lessee and the Occupant thereunder, shall contain a provision substantially similar to the following:

          (i)    Lessee and such Occupant hereby agree that, if such Occupant shall be in default of any of its obligations under the Master Sublease, which default also constitutes an Event of Default by Lessee under this Lease, then Lessor shall be permitted to avail itself of all of the rights and remedies available to Lessee against such Occupant in connection therewith.

          (ii)   Without limiting the generality of the foregoing, Lessor shall be permitted (by assignment of a cause of action or otherwise) to institute an action or proceeding against such Occupant in the name of Lessee in order to enforce Lessee's rights under the Master Sublease, and also shall be permitted to take all ancillary actions (e.g., serve default notices and demands) in the name of Lessee as Lessor reasonably shall determine to be necessary.

          (iii)  Lessee agrees to cooperate with Lessor, and to execute such documents as shall be reasonably necessary, in connection with the implementation of the foregoing rights of Lessor.

          (iv)  Lessee expressly acknowledges and agrees that the exercise by Lessor of any of the foregoing rights and remedies shall not constitute an election of remedies, and shall not in any way impair Lessor's entitlement to pursue other rights and remedies directly against Lessee.

        24.1.5 Costs. Lessee shall reimburse Lessor for Lessor's actual costs and expenses incurred in conjunction with the processing and documentation of any request to Transfer, including attorneys', architects', engineers' or other consultants' fees whether or not such Transfer is actually consummated.

        24.1.6 No Release of Lessee's Obligations. No Transfer shall relieve Lessee of its obligation to pay the Rent and to perform all of the other obligations to be performed by Lessee hereunder. The liability of Lessee named herein and any immediate and remote successor in interest of Lessee (i.e., by means of any Transfer), and the due performance of the obligations of this Lease on Lessee's part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) agreement which modifies any of the rights or obligations of the parties under this Lease, (ii) stipulation which extends the time within which an obligation under this Lease is to be performed, (iii) waiver of the performance of an obligation required under this Lease, or (iv) failure to enforce any of the obligations set forth in this Lease. If any Occupant, assignee, manager or other transferee defaults in any performance due hereunder, Lessor may proceed directly against the Lessee named herein and/or any immediate and remote successor in interest of Lessee without exhausting its remedies against such Occupant, assignee, manager or other transferee.

        24.1.7 REIT Protection. Anything contained in this Lease to the contrary notwithstanding, (i) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the Occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the Occupant, assignee, manager or other transferee; (ii) Lessee shall not consummate a Transfer with any Person in which Lessee or Lessor owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); and (iii) Lessee shall not consummate a Transfer with any Person or in any manner which could cause any portion of the amounts received by Lessor pursuant to this Lease or any Occupancy Arrangement to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or which could cause any other income of Lessor to fail to qualify as income described in Section 856(c)(2) of the Code.

        24.1.8 Transfers In Bankruptcy. In the event of a Transfer pursuant to the provisions of the Bankruptcy Code, all consideration payable or otherwise to be delivered in connection with such Transfer shall be paid or delivered to Lessor, shall be and remain the exclusive property of Lessor and shall not constitute property of Lessee or of the estate of Lessee within the meaning of the Bankruptcy Code. Any consideration constituting Lessor's property pursuant to the immediately preceding sentence and not paid or delivered to Lessor shall be held in trust for the benefit of Lessor and be promptly paid or delivered to Lessor. For purposes of this Section 24.1.8, the term "consideration" shall mean and include money, services, property and any other thing of value such as payment of costs, cancellation or forgiveness of indebtedness, discounts, rebates, barter and the like. If any such consideration is in a form other than cash (such as in kind, equity interests, indebtedness earn-outs, or other deferred payments, consulting or management fees, etc.), Lessor shall be entitled to receive in cash the then present fair market value of such consideration.

        24.1.9 Public Offering/Public Trading. Notwithstanding anything to the contrary in this Article XXIV, Lessor's consent shall not be required in connection with any Transfer of any stock of Lessee or any Controlling Person(s) as a result of a public offering of Lessee's or such Controlling Person's stock which (a) constitutes a bona fide public distribution of such stock pursuant to a firm commitment underwriting or a plan of distribution registered under the Securities Act of 1933 and (b) results in such stock being listed for trading on the American Stock Exchange or the New York Stock Exchange or authorized for quotation on the NASDAQ National Market immediately upon the completion of such public offering. In addition, so long as such stock of Lessee or any such Controlling Person(s) is listed for trading on any such exchange or authorized for quotation on such market, the transfer or exchange of such stock over such exchange or market shall not be deemed a Transfer hereunder unless the same (whether in one transaction or in any step or series of transactions) results, directly or indirectly, in a change in control of Lessee or such Controlling Person(s) (including pursuant to a tender or similar offer to acquire the outstanding and issued securities of Lessee or such Controlling Person(s)).

        24.1.10 Affiliate Transactions. Notwithstanding anything to the contrary contained in this Article XXIV, Lessor's consent shall not be required in connection with any assignment of Lessee's entire interest in this Lease or a Master Sublease of any Facility or of the entire Leased Property to an Affiliate or Affiliates of Lessee, so long as in connection therewith, each of the following conditions is met:

          (a)   In connection with such assignment or Master Sublease, there is no change in the use of the Leased Property of any Facility from its Primary Intended Use;

          (b)   In the case of such an assignment, the assignee shall assume all of the obligations of Lessee hereunder accruing subsequent to the effective date of such assignment by an instrument in writing in form and substance reasonably satisfactory to Lessor. A copy of such executed assumption shall be delivered to Lessor along with the notice specified in clause (e) below;

          (c)   Any Master Subletting shall be subject to the provisions of Sections 24.1.3, 24.1.4 and 24.1.7 above.

          (d)   The original Lessee shall not be released from any of the obligations of the Lessee hereunder, whether occurring prior to or after the effective date of such transaction, and if requested by Lessor, shall execute a written guaranty of the "Lessee's" obligations under this Lease in a form satisfactory to Lessor.

          (e)   Within ten (10) days after the effectiveness of such transaction, Lessee shall notify Lessor in writing of the occurrence of such event, the effective date thereof, the facts placing the same within the provisions of this Section 24.1.10 and any other change in the address for billings and notices to the Lessee pursuant to this Lease, accompanied by an executed copy of the assumption, Master Sublease (if any) or written guaranty as required pursuant to this Lease.

        24.1.11 Certain Sale of Business Type Transactions. Notwithstanding anything to the contrary in this Article XXIV, but subject to the provisions of Section 24.1.7 above, so long The Ensign Group, Inc. ("Ensign") has other significant assets other than its interest (whether direct or indirect) in this Lease and the Facility, Lessor shall consent to any Transfer resulting from (a) a sale or transfer of all or substantially all of the outstanding capital stock of Ensign or a sale or transfer of all or substantially all of the assets of Ensign, in each case to a single purchaser or transferee in a single transaction or (b) a merger, consolidation or stock exchange to which Ensign is a party, so long as each of the following conditions is met:

          (i)    The Consolidated Net Worth of the purchaser or transferee resulting from a Transfer pursuant to clause (a) above or the surviving party resulting from a Transfer pursuant to clause (b) above, as the case may be, following the effectiveness of such event shall be equal to or greater than the average Consolidated Net Worth of Ensign for the twelve (12) month period immediately prior to the effectiveness of such event, as determined in accordance with GAAP.

          (ii)   The debt to equity ratio of the purchaser or transferee resulting from a Transfer pursuant to clause (a) above or the surviving party resulting from a Transfer pursuant to clause (b) above, as the case may be, following the effectiveness of such event shall be equal to or less than the average debt to equity ratio of Ensign for the twelve (12) month period immediately prior to the effectiveness of such event, as determined by GAAP. For purposes of this clause (ii), "debt" shall include the capitalized value of any leases required to be capitalized in accordance with GAAP to which Ensign and/or such transferee or surviving entity (and/or their consolidated Subsidiaries) are parties and the same shall be demonstrated by financial statements prepared in accordance with GAAP.

          (iii)  The purchaser or transferee resulting from a Transfer pursuant to clause (a) above or the other party(s) to the Transfer pursuant to clause (b) above, as the case may be, shall have sufficient operating experience and history with respect to a business of the nature, type and size of the business of Ensign as the same exists immediately prior to the effectiveness of such event, as reasonably determined by Lessor. Such purchaser or transferee or other party to such Transfer, as the case may be, shall be deemed to have "sufficient operating experience and history" if immediately prior to the effectiveness of such Transfer, such purchaser or transferee or other party, as the case may be, operated or managed (whether directly or through its operating Subsidiary(ies)), facilities of the type and of a number equal to or greater than the number of the facilities operated and/or managed by Ensign and its Subsidiary(ies), or twenty-five (25) whichever is less, and has been in the business of operating or managing such facilities for a period not less than the period in which Ensign has been in business, or three (3) years whichever is less.

          (iv)  Except in the case of a Transfer as to which such transferee or purchaser or surviving party, as the case may be, assumes the obligations of Ensign under this Lease or any Guaranty as a matter of law, such transferee or purchaser or surviving party shall execute a written assumption of this Lease or Guaranty, as the case may be, in form and substance reasonably acceptable to Lessor.

          (v)   No Event of Default or other event or circumstance which, with notice or lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing hereunder.

          (vi)  Lessor shall receive the applicable information required by Section 24.1.2.1 with respect to each such proposed Transfer and the proposed purchaser or transferee resulting therefrom.

        As used in this Section 24.1.11, "other significant assets" shall mean that Ensign has either (1) at least twenty-five (25) long-term care facilities under lease, ownership or management, other than the Facility or (2) other net current assets, whether direct or indirect, other than its interests (whether direct or indirect) in this Lease, which in the aggregate total not less than $50 Million.

        24.1.12 Capitalization Transactions. Notwithstanding anything to the contrary in this Article XXIV, so long as no Event of Default or event or circumstance which, with notice or lapse of time or both, would constitute an Event of Default under this Lease, shall have occurred and be continuing, then Lessor's consent shall not be required in connection with any sale, conveyance, transfer or new issuance of equity or other interests in Ensign to a third Person in a bona fide arms length transaction as part of the current and ongoing capitalization of Ensign, whether or not the same results in a "change in control" so long as (a) Ensign provides written notice of any such transaction to Lessor (which notice shall include the name of the purchaser and the quantity of the purchase or issuance), (b) the proceeds of such transaction are used only for proper corporate purposes, (c) none of the shareholders of Ensign immediately prior to such transaction shall sell, pledge, encumber, grant an option, or otherwise transfer any of the shares held by such shareholder in connection with such transaction, and (d) the then current officers and directors of Ensign remain as officers and directors of Ensign following such transaction.

        24.1.13    Transfer of All Facilities in the State.    Notwithstanding anything to the contrary in this Article XXIV, Lessor agrees not to unreasonably withhold its consent to Lessee's assignment of this Lease or a Master Sublease of all of the Leased Property and Capital Additions relating to Facilities in a state to a single assignee/Occupant if simultaneously therewith Lessee and/or its Affiliates is selling or otherwise transferring to one or more non-Affiliated third parties its/their entire interests in all long-term care facilities owned, leased, managed or operated by Lessee or its Affiliates in such state. In exercising its right of reasonable approval or disapproval to such a proposed assignment or Master Sublease, Lessor shall be entitled to take into account any fact or factor which Lessor reasonably deems relevant to such decision, including the following, all of which are agreed to be reasonable factors for Lessor's consideration:

          (a)   The financial strength of the proposed Occupant or assignee, as the case may be, including the adequacy of its working capital.

          (b)   The operating experience of the proposed Occupant or assignee, as the case may be with respect to a business of the type, size and number of the affected Facility and the other facilities in the State.

          (c)   Violation of any agreements to which Lessee is a party.

          (d)   Whether there then exists any Event of Default by Lessee pursuant to this Lease.

        Moreover, Lessor shall be entitled to be reasonably satisfied that each and every covenant, condition or obligation imposed upon Lessee by this Lease and each and every right, remedy or benefit afforded Lessor by this Lease is not impaired or diminished by such assignment or Master Sublease. In addition, Lessor shall be entitled to impose reasonable conditions in connection with granting its consent to any such transaction, including the condition that the obligations of any Occupant or assignee, as the case may be, which is an Affiliate or Subsidiary of another Person be guaranteed by its parent or Controlling Person.

ARTICLE XXV.

        25.1 Officer's Certificates and Financial Statements.

        25.1.1    Officer's Certificate.    At any time and from time to time upon Lessee's receipt of not less than ten (10) days' prior written request by Lessor, Lessee shall furnish to Lessor an Officer's Certificate certifying (i) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (ii) the dates to which the Rent has been paid; (iii) whether or not, to the best knowledge of Lessee, Lessor is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Lessee may have knowledge; and (iv) responses to such other questions or statements of fact as Lessor, any ground or underlying lessor, any purchaser or any current or prospective Facility Mortgagee shall reasonably request. Lessee's failure to deliver such statement within such time shall constitute an acknowledgment by Lessee that (x) this Lease is unmodified and in full force and effect except as may be represented to the contrary by Lessor; (y) Lessor is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (z) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Article may be relied upon by Lessor and any current or prospective Facility Mortgagee, ground or underlying lessor or purchaser of the Leased Property or any portion thereof.

        25.1.2    Statements.    Lessee shall furnish the following statements to Lessor:

          (a)   within 120 days after the end of each of Lessee's and Guarantor's fiscal years, a copy of the unaudited (or if available, audited) balance sheets of Lessee, its operating Affiliate(s) and Guarantor and its consolidated Subsidiaries, as of the end of such fiscal year, and related unaudited (or if available, audited) statements of income, changes in common stock and other stockholders' equity and changes in the financial position of Lessee, its operating Affiliate(s) and Guarantor and its consolidated Subsidiaries for such fiscal year, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved, such consolidated financial statements to be certified by nationally recognized certified public accountants; and within 180 days after the end of Guarantor's fiscal years, a copy of the audited consolidated balance sheets of Guarantor and its Subsidiaries, as of the end of such fiscal year, and related audited statements of income, changes in common stock and other stockholders' equity and changes in the financial position

          (b)   within 120 days after the end of each of Lessee's and Guarantor's fiscal years, and together with the annual report (or if available, annual audit report) furnished in accordance with clause (a) above, an Officer's Certificate stating that to the best of the signer's knowledge and belief after making due inquiry, Lessee is not in default in the performance or observance of any of the terms of this Lease, or if Lessee shall be in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same;

          (c)   within forty-five (45) days after the end of each of the first twelve (12) months of the Term and the last eighteen (18) months of the Term, all consolidated financial reports Lessee produces for reporting purposes and detailed statements of income and detailed operational statistics regarding occupancy rates, patient and resident mix and patient and resident rates by type for each Facility; and otherwise within forty-five (45) days after the end of each of Lessee's quarters, all quarterly consolidated financial reports Lessee produces for reporting purposes and detailed statements of income and detailed operational statistics regarding occupancy rates, patient and resident mix and patient and resident rates by type for each Facility;

          (d)   within thirty (30) days after filing, a copy of each cost report filed with the appropriate governmental agency for each Facility;

          (e)   within thirty (30) days after they are required to be filed with the SEC, copies of any annual reports and of information, documents and other reports, or copies of such portions of any of the foregoing as the SEC may prescribe, which Lessee is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934;

          (f)    within five (5) days after Lessee's receipt thereof, copies of all written communications received by Lessee from any regulatory agency relating to (i) surveys of each Facility for purposes of licensure, Medicare and Medicaid certification and accreditation and (ii) any proceeding, formal or informal, with respect to cited deficiencies with respect to services and activities provided and performed at each Facility, including patient and resident care, patient and resident activities, patient and resident therapy, dietary, medical records, drugs and medicines, supplies, housekeeping and maintenance, or the condition of each Facility, and involving an actual or threatened warning, imposition of a fine or a penalty in excess of Ten Thousand Dollars ($10,000), or likely to actually result in a suspension, termination or revocation of any Facility's license to be operated in accordance with its Primary Intended Use;

          (g)   within 120 days after the end of each fiscal year of the financial institution issuing the letter of credit required under Article XXI, a copy of the audited consolidated balance sheets of such financial institution as of the end of such fiscal year, and related unaudited consolidated statements of income, changes in common stock and other stockholders equity and changes in the financial position of such financial institution and its consolidated subsidiaries for each such fiscal year, prepared in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved, such consolidated financial statements to be certified by nationally recognized certified public accountants;

          (h)   immediately upon Lessee's receipt thereof, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Leased Property or any Capital Additions or Lessee's use thereof not previously disclosed pursuant to subsection 25.1.2(f) above; and

          (i)    with reasonable promptness, such other information respecting (i) the financial and operational condition and affairs of Lessee, any Guarantor and each Facility, (ii) the physical condition of the Leased Property and any Capital Additions and (iii) any suspected Transfer, including the then equity or voting ownership in Lessee or in any Controlling Person(s), in each case as Lessor may reasonably request, in the form of a questionnaire or otherwise, from time to time.

        25.1.3    Charges.    Lessee acknowledges that the failure to furnish Lessor with any of the certificates or statements required by this Article XXV will cause Lessor to incur costs and expenses not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if Lessee fails to furnish Lessor with any of the certificates or statements required by this Article XXV, Lessee shall pay to Lessor upon demand $1,000 for each such failure as Additional Charges. The parties agree that this charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of Lessee's failure to furnish Lessor with such certificates and statements; provided, however, that with respect to the first three (3) times in any thirty-six (36) consecutive month period when Lessee fails to furnish Lessor with any such certificate or statement required by Article XXV, Lessee shall not be required to pay such $1,000 additional charge thereon if Lessee delivers such certificate or statement required within five (5) Business Days after receipt of written notice from Lessor of Lessee's failure to deliver the same.

ARTICLE XXVI.

        26.1    Lessor's Right to Inspect and Show the Leased Property and Capital Additions.    Lessee shall permit Lessor and its authorized representatives to (i) inspect the Leased Property and any Capital Additions and (ii) exhibit the same to prospective purchasers and lenders, and during the last twelve (12) months of the Term applicable to each portion of the Leased Property and Capital Additions, to prospective lessees or managers, in each instance during usual business hours and subject to any reasonable security, health, safety or confidentiality requirements of Lessee or any Legal Requirement or Insurance Requirement. Lessee shall cooperate with Lessor in exhibiting the Leased Property and any Capital Additions to prospective purchasers, lenders, lessees and managers.

ARTICLE XXVII.

        27.1    No Waiver.    No failure by Lessor to insist upon the strict performance of any ten hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVIII.

        28.1    Remedies Cumulative.    Each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.

ARTICLE XXIX.

        29.1    Acceptance of Surrender.    No surrender to Lessor of this Lease or of the Leased Property or any Capital Additions or any part(s) thereof or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE XXX.

        30.1    No Merger.    There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (ii) the fee estate in the Leased Property.

ARTICLE XXXI.

        31.1    Conveyance by Lessor.    Lessor may, without the consent or approval of Lessee, sell, transfer, assign, convey or otherwise dispose of any or all of the Leased Property. If Lessor or any successor owner of the Leased Property shall sell, transfer, assign, convey or otherwise dispose of the Leased Property other than as security for a debt, and the grantee or transferee of the Leased Property shall assume in writing all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer (which writing may be in the form of a general assumption of lease obligations rather than a specific assumption of obligations under this Lease), Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor with respect to such Leased Property under this Lease arising or accruing from and after the date of such sale, transfer, assignment or other disposition and all such future liabilities and obligations with respect to such Leased Property shall thereupon be binding upon such purchaser, grantee, assignee or transferee. In the event of any such sale, transfer, assignment, conveyance or other disposition (other than as security for a debt) of less than all of the Leased Property then subject to this Lease, the provisions of Section 31.2 hereof shall apply.

        31.2    New Lease.    Lessor shall have the right, at any time and from time to time during the Term for any purpose, by written notice to Lessee, to require Lessee to execute an amendment to this Lease whereby the Leased Property of one or more Facilities (individually, a "Separated Property" or collectively, the "Separated Properties") is separated and removed from this Lease, and to simultaneously execute a substitute lease with respect to such Separated Property(ies), in which case:

        31.2.1 Lessor and Lessee shall execute a new lease (the "New Lease") for such Separated Property(ies), effective as of the date specified in Section 31.2.3 below (the "New Lease Effective Date"), in the same form and substance as this Lease, but with such changes thereto as necessary to reflect the separation of the Separated Property(ies) from the balance of the Leased Property, including specifically the following:

          (a)   The total monthly Minimum Rent payable under such New Lease shall be the total applicable monthly Allocated Minimum Rent with respect to such Separated Property(ies);

          (b)   All Minimum Rent rental escalations under the New Lease shall be at the times and in the amounts set forth in this Lease for Minimum Rent increases; and

          (c)   The New Lease shall provide that the lessee thereunder shall be responsible for the payment, performance and satisfaction of all duties, obligations and liabilities arising under this Lease, insofar as they relate to the Separated Property(ies), that were not paid, performed and satisfied in full prior to the effective date of the New Lease (and Lessee under this Lease shall also be responsible for the payment, performance and satisfaction of the aforesaid duties, obligations and liabilities not paid, performed and satisfied in full prior to the effective date of such New Lease).

        31.2.2 Lessor and Lessee shall also execute an amendment to this Lease effective as of the New Lease Effective Date reflecting the separation of the Separated Property(ies) from the balance of the Leased Property and making such modifications to this Lease as are necessitated thereby.

        31.2.3 In the case of any New Lease that is entered into in accordance with this Section 31.2 such New Lease shall be effective on the date which is the earlier of (i) the date the New Lease is fully executed and delivered by the parties thereto and (ii) the date specified in the written notice from Lessor to Lessee requiring a New Lease as described above, which date shall be no sooner than ten (10) days after the date such notice is issued.

        31.2.4 Lessee and Lessor shall take such actions and execute and deliver such documents, including without limitation the New Lease and an amendment to this Lease, as are reasonably necessary and appropriate to effectuate the provisions and intent of this Section 31.2.

        31.2.5 Each party shall bear its own costs and expenses in connection with any New Lease entered into in accordance with this Section 31.2.

ARTICLE XXXII.

        32.1    Quiet Enjoyment.    So long as Lessee shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances of record as of the date hereof, or the Commencement Date or created thereafter as permitted hereunder or thereafter consented to by Lessee. No failure by Lessor to comply with the foregoing covenant shall give Lessee any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder. Notwithstanding the foregoing, Lessee shall have the right, by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Article.

ARTICLE XXXIII.

        33.1    Notices.    Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a "notice") must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

If to Lessor:	Health Care Property Investors, Inc. 4675 MacArthur Court, Suite 900 Newport Beach, California 92660 Attn: Legal Department Fax: (949) 221-0607
with a copy to:	Latham & Watkins 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626 Attn: David C. Meckler, Esq. Fax: (714) 755-8290
If to Lessee:	Moenium Holdings LLC c/o Ensign Facility Services, Inc. 32232 Paseo Adelanto, Suite 100 San Juan Capistrano, CA 92675 Phone: (949) 487-9500, ext. 114 Fax: (949) 487-9300 Attn. General Counsel

        Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In lieu of notice by U.S. Mail, either party may send notices by facsimile or by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express). Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier's delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

ARTICLE XXXIV.

        34.1    Appraiser.    If it becomes necessary to determine the Fair Market Value or Fair Market Rental of any Facility for any purpose of this Lease or the Negative FMV of any Facility for purposes of Section 16.9, the same shall be determined by an independent appraisal firm, in which one or more of the members, officers or principals of such firm are Members of the Appraisal Institute (or any successor organization thereto), as may be reasonably selected by Lessor (the "Appraiser"). Lessor shall cause such Appraiser to determine the Fair Market Value, Fair Market Rental or Negative FMV of such Facility as of the relevant date (giving effect to the impact, if any, of inflation from the date of the Appraiser's decision to the relevant date) and the determination of such Appraiser shall be final and binding upon the parties. A written report of such Appraiser shall be delivered and addressed to each of Lessor and Lessee. To the extent consistent with sound appraisal practice as then existing at the time of any such appraisal, an appraisal of Fair Market Value for purposes of this Lease shall take into account and shall give appropriate consideration to all three customary methods of appraisal (i.e., the cost approach, the sales comparison approach and the income approach), and no one method or approach shall be deemed conclusive simply by reason of the nature of Lessor's business or because such approach may have been used for purposes of determining the fair market value of the applicable Facility at the time of acquisition thereof by Lessor. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Except as otherwise provided in Section 16.9, Lessor and Lessee shall each pay one-half of the fees and expenses of the Appraiser and one-half of all other costs and expenses incurred in connection with such appraisal.

ARTICLE XXXV.

        35.1    Lessee's Option to Purchase the Leased Property.    Provided no Event of Default, or event which, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing hereunder, Lessee shall have the option to purchase the Leased Property of the Grand Court Facility upon the expiration of the Fixed Term or the Extended Terms, if any, as the case may be, at the greater of (i) the Minimum Repurchase Price or (ii) the Fair Market Value. Lessee may exercise such option to purchase the Leased Property of the Grand Court Facility by (i) opening an escrow (the "Escrow") with and by depositing 5% of the applicable purchase price (the "Opening Deposit) and a copy of this Lease with a national title company reasonably acceptable to Lessor ("Escrow Holder") and giving written notice to Lessor of such deposit with Escrow Holder no earlier than eighteen (18) months and not less than twelve (12) months prior to the expiration of the Fixed Term or the Extended Term, as applicable, and (ii) delivering to Lessor concurrent with such notice a reaffirmation of the Guaranty executed by Guarantor stating, in substance, that Guarantor's obligations under the Guaranty shall extend to the purchase contract formed by Lessor and Lessee upon proper and timely exercise of such option. If Lessee shall not be entitled to exercise such option (e.g., by reason of an Event of Default) or shall be entitled to exercise the same but shall fail to do so within the time and in the manner herein provided, such option shall lapse and thereafter not be exercisable by Lessee. No failure by Lessor to notify Lessee of any defect in any attempted exercise of the foregoing option shall be deemed a waiver by Lessor of the right to insist upon Lessee's exercise of such option in strict accordance with the provisions hereof. In the event that Lessee shall properly and timely exercise such option, then such transaction shall be consummated on or within ten (10) days after the expiration of the Fixed Term or Extended Term, as applicable (the "Outside Closing Date").

        35.2    Defaults.

        35.2.1    Liquidated Damages.    IF, FOLLOWING A VALID AND PROPER EXERCISE OF THE FOREGOING OPTION, LESSEE FAILS TO COMPLETE THE PURCHASE OF THE LEASED PROPERTY OF THE GRAND COURT FACILITY AND SUCH FAILURE CONSTITUTES A BREACH HEREOF, THEN LESSOR, AT ITS OPTION, MAY TERMINATE THE PURCHASE CONTRACT FORMED BY LESSEE'S EXERCISE OF SUCH OPTION AND THE ESCROW BY GIVING WRITTEN NOTICE TO LESSEE AND ESCROW HOLDER AND, THEREUPON, THE ESCROW SHALL BE CANCELLED, ALL DOCUMENTS SHALL BE RETURNED TO THE RESPECTIVE PARTIES WHO DEPOSITED THE SAME, AND LESSEE SHALL PAY ALL TITLE AND ESCROW CANCELLATION CHARGES AND ALL OF LESSOR'S LEGAL FEES AND COSTS. IN ADDITION, LESSOR AND LESSEE AGREE THAT, BASED ON THE CIRCUMSTANCES NOW EXISTING, KNOWN OR UNKNOWN, IT WOULD BE EXCESSIVELY COSTLY AND IMPRACTICABLE TO ESTABLISH LESSOR'S DAMAGES BY REASON OF LESSEE'S DEFAULT RESULTING IN A FAILURE OF THE ESCROW TO CLOSE, AND, THEREFORE, LESSOR AND LESSEE AGREE THAT IT WOULD BE REASONABLE TO AWARD LESSOR LIQUIDATED DAMAGES IN THE AMOUNT OF THE OPENING DEPOSIT PLUS ANY ACCRUED INTEREST ON THE OPENING DEPOSIT. BY THEIR RESPECTIVE INITIALS SET FORTH BELOW, LESSOR AND LESSEE ACKNOWLEDGE AND AGREE THAT THE OPENING DEPOSIT, PLUS ANY INTEREST ACCRUED ON THE OPENING DEPOSIT, TOGETHER WITH PAYMENT OF LESSOR'S LEGAL FEES AND COSTS, IS REASONABLE AS LIQUIDATED DAMAGES FOR A DEFAULT OF LESSEE UNDER THE PURCHASE CONTRACT FORMED BY LESSEE'S EXERCISE OF SUCH OPTION THAT RESULTS IN A FAILURE OF THE ESCROW TO CLOSE AND SHALL BE IN LIEU OF ANY OTHER RELIEF, RIGHT OR REMEDY, AT LAW OR IN EQUITY, TO WHICH LESSOR MIGHT OTHERWISE BE ENTITLED BY REASON OF A LESSEE'S DEFAULT THAT RESULTS IN A FAILURE OF THE ESCROW TO CLOSE, BUT NOTHING CONTAINED HEREIN SHALL LIMIT LESSOR'S RIGHTS AND REMEDIES FOR LESSEE'S DEFAULT OCCURRING AFTER THE CLOSE OF ESCROW OR FOR LESSEE'S DEFAULT UNDER THIS LEASE. ESCROW HOLDER IS HEREBY AUTHORIZED AND INSTRUCTED TO RELEASE THE OPENING DEPOSIT PLUS ACCRUED INTEREST THEREON TO LESSOR UPON THE DELIVERY OF UNILATERAL WRITTEN INSTRUCTIONS THEREOF TO ESCROW HOLDER BY LESSOR, AND ESCROW HOLDER IS HEREBY RELIEVED OF ALL LIABILITY THEREFOR. IF LESSEE ATTEMPTS TO INTERFERE WITH THE RELEASE OF ANY SUCH SUMS BY ESCROW HOLDER TO LESSOR, OR COMMENCES ANY ACTION AGAINST LESSOR OR THE GRAND COURT FACILITY ARISING OUT OF THIS ARTICLE, THEN LESSOR SHALL NOT BE LIMITED IN THE AMOUNT OF DAMAGES IT MAY RECOVER FROM LESSEE.

        Lessor's Initials:                         /s/ EJH

        Lessee's Initials:                         /s/ CRC

        35.2.2    Other Defaults.    A default under any other lease or other agreement or instrument, including any purchase contract formed upon exercise of any other option, with or in favor of Lessor or any Affiliate of Lessor and made by or with Lessee or any Affiliate of Lessee where such default is not cured within the applicable time period, if any, shall be deemed a default under this Article XXXV and the purchase contract formed upon proper exercise by Lessee of the option herein provided, entitling Lessor, as seller, at its option, to terminate such purchase contract and the Escrow upon (i) written notice to Lessee explicitly stating its intent to terminate the purchase contract (in addition to any notice required to be given in connection with such other default), (ii) the expiration of the longer of two (2) business days or the applicable cure period for such default, and (iii) Lessee's failure to cure such other default within such time period; and upon any such termination the Opening Deposit plus all accrued interest thereon shall be paid over to Lessor as provided in Section 35.2.1 above.

        35.3    Escrow Provisions.

        35.3.1    Opening of Escrow.    Escrow shall be deemed open when the Opening Deposit and a copy of this Lease are delivered to Escrow Holder.

        35.3.2    General and Supplemental Instructions.    Lessee and Lessor each shall execute, deliver and be bound by such further escrow instructions or other instruments as may be reasonably requested by the other party or by Escrow Holder from time to time, so long as the same are consistent with the provisions of this Lease.

        35.3.3    Disposition of Opening Deposit.    Escrow Holder shall hold the Opening Deposit in interest-bearing accounts. All interest earned on the Opening Deposit shall accrue to Lessee's benefit unless Lessor is entitled thereto under Section 35.2.1. With full knowledge that Escrow shall not have closed, Lessee nevertheless agrees to relieve Escrow Holder of all liabilities in making such payment and for any failure to recover said sum in the event that Escrow does not close at anytime thereafter. The Opening Deposit plus interest thereon shall be (i) applied against the purchase price (as herein determined) if Escrow closes, (ii) returned to Lessee in full if Escrow does not close for any reason other than Lessee's default, or (iii) be paid to Lessor as nonrefundable liquidated damages under Section 35.2.1, if Escrow fails to close under the provisions of hereof as a result of Lessee's default.

        35.3.4    Closing Funds.    At least one (1) business day before the Close of Escrow (as hereinafter defined), Escrow Holder shall calculate and Lessee shall wire cash into Escrow (using wiring instructions reasonably satisfactory to Escrow Holder) in an amount which, when added to the Opening Deposit and all accrued interest shall equal the purchase price for the Leased Property of the Grand Court Facility plus any other sums payable by Lessee pursuant to the provisions hereof.

        35.3.5    Close of Escrow.    Escrow shall close on the Outside Closing Date. The term "Close of Escrow" as used in this Article shall mean the time and date that an appropriate deed or other conveyance document conveying Lessor's entire interest in the Leased Property of the Grand Court Facility, subject to the permitted liens and encumbrances described in Article XVIII hereof, is recorded in appropriate records of the county in which the Leased Property of the Grand Court Facility is located. The Outside Closing Date shall not be extended for any reason.

        35.3.6    Closing Costs.    The closing costs of consummating the purchase of the Leased Property of the Grand Court Facility shall be paid by Lessee as provided in Article XVIII.

        35.3.7    Assurances.    At any time prior to Close of Escrow, Lessor may request Lessee to provide reasonable assurances that it will be able to consummate the purchase of the Leased Property of the Grand Court Facility, including that Lessee has a firm, written commitment from a reputable lending institution to finance such purchase and/or has sufficient liquidity to pay any balance of the purchase price owing by Lessee on the date of the Close of Escrow; provided, however, that in no event shall Lessee be entitled to exercise such option conditioned upon Lessee obtaining any such financing. If Lessee does not provide such assurances to Lessor within fifteen (15) days of request therefor, such event shall be considered a default under this Article rendering the exercise of the option to purchase null and void, causing any such option to lapse and entitling Lessor to the liquidated damages set forth in Section 35.3.

        35.4    Lessor's Election of 1031 Exchange.

        35.4.1    In the event that Lessee exercises its option to purchase as provided in this Article XXXV, Lessor may elect to sell the Leased Property of the Grand Court Facility to Lessee in the form of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended

("1031 Exchange"). In the event that Lessor shall so elect, Lessor shall give written notice to Lessee and Escrow Holder of such election and the following shall apply:

        35.4.1.1    Simultaneous Exchange.    Lessor may attempt to identify before the Close of Escrow other property which qualifies as "like-kind" property for a 1031 Exchange (the "Target Property") by giving written notice to Lessee and Escrow Holder and identifying to Escrow Holder the Target Property prior to the Close of Escrow.

        35.4.1.2    Non-simultaneous Exchange.    If Lessor has not so identified the Target Property before the Close of Escrow, then Lessor shall proceed with the Close of Escrow unless Lessor at its option enters into an exchange agreement with an accommodation party ("Accommodator") in order to facilitate a non-simultaneous or so-called "Starker deferred" exchange. If an Accommodator is so designated, Lessor shall cause the Accommodator (i) to acquire title to the Leased Property of the Grand Court Facility from Lessor at or before the Close of Escrow and, (ii) to transfer title in the Leased Property of the Grand Court Facility to Lessee on the Close of Escrow for the Minimum Purchase Price.

        35.4.1.3    Expenses and Documents.    Lessee shall fully cooperate with any such 1031 Exchange, including but not limited to executing and delivering additional documents requested or approved by Lessor; provided, that Lessee shall not be required to incur any additional costs or liabilities or financial obligation as a consequence of any of the foregoing exchange transactions.

ARTICLE XXXVI.

        36.1    Lessor May Grant Liens.    Without the consent of Lessee, Lessor may, from time to time, directly or indirectly, create or otherwise cause to exist any ground lease, mortgage, trust deed, lien, encumbrance or title retention agreement (collectively, an "encumbrance") upon the Leased Property and any Capital Additions or any part(s) or portion(s) thereof or interests therein. This Lease is and at all times shall be subject and subordinate to any such encumbrance which may now or hereafter affect the Leased Property and/or any such Capital Additions and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be required; provided, however, that in confirmation of such subordination, Lessee shall execute promptly any certificate or document that Lessor or any ground or underlying lessor, mortgagee or beneficiary may request for such purposes. If, in connection with obtaining financing or refinancing for the Leased Property and/or any such Capital Additions, a Facility Mortgagee or prospective Facility Mortgagee shall request reasonable modifications to this Lease as a condition to such financing or refinancing, Lessee shall not withhold or delay its consent thereto.

        36.2    Attornment.    If Lessor's interest in the Leased Property and/or any Capital Additions is sold or conveyed upon the exercise of any remedy provided for in any Facility Mortgage, or otherwise by operation of law: (i) at the new owner's option, Lessee shall attorn to and recognize the new owner as Lessee's Lessor under this Lease or enter into a new lease substantially in the form of this Lease with the new owner, and Lessee shall take such actions to confirm the foregoing within ten (10) days after request; and (ii) the new owner shall not be (a) liable for any act or omission of Lessor under this Lease occurring prior to such sale or conveyance, or (b) subject to any offset, abatement or reduction of rent because of any default of Lessor under this Lease occurring prior to such sale or conveyance; provided, however, that in no event shall any modifications increase Lessee's monetary obligations hereunder or decrease any of Lessee's rights under this Lease.

ARTICLE XXXVII.

        37.1    Hazardous Substances and Mold.

        37.1.1    Lessee shall not allow any Hazardous Substance to be located, stored, disposed of, released or discharged in, on, under or about the Leased Property, and Capital Additions or incorporated in any Facility; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Property or any Capital Additions in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with construction of facilities similar to the applicable Facility during any period of renovation or construction (including re-construction) thereof which are brought, kept, used and disposed of in strict compliance with Legal Requirements. Lessee shall not allow the Leased Property or any Capital Additions to be used as a waste disposal site or, except as permitted in the immediately preceding sentence, for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance.

        37.1.2    Lessee shall also not allow to exist in or about the Leased Property or any Capital Additions any Mold Condition and Lessee shall, at its sole cost and expense, regularly monitor the Leased Property or any Capital Additions for the presence of Mold and Mold Conditions.

        37.2    Notices.    Lessee shall provide to Lessor promptly (but in any event within five (5) days of the discovery thereof), and in any event immediately upon Lessee's receipt thereof, a copy of any notice, or notification with respect to, (i) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Leased Property or any Capital Additions or any adjacent property thereto; (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property or any Capital Additions; (iii) any claim made or threatened by any Person against Lessee or the Leased Property or any Capital Additions relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Leased Property or any Capital Additions, including any complaints, notices, warnings or asserted violations in connection therewith. In the event of suspected or actual Mold or Mold Conditions at the Leased Property, Lessee shall promptly (but in any event within five (5) days of the discovery thereof) notify Lessor in writing of the same and the precise location thereof. In addition, in the event of suspected Mold or Mold Conditions at the Leased Property or any Capital Additions, Lessee, at its sole cost and expense, shall promptly cause an inspection of the Premises to be conducted to determine if Mold or Mold Conditions are present at the Leased Property or any Capital Additions, and shall notify Lessor, in writing, at least three (3) days prior to the inspection, of the date on which the inspection shall occur, and which portion of the Leased Property or any Capital Additions shall be subject to the inspection. Lessee shall retain a Mold Inspector to conduct the inspection and shall cause such Mold Inspector to perform the inspection in a manner that is strictly confidential and consistent with the duty of care exercised by a Mold Inspector and to prepare an inspection report, keep the results of the inspection report confidential, and promptly provide a copy of the same to Lessor.

        37.3    Remediation.    If Lessee becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Leased Property or any Capital Additions or any adjacent property thereto, or if Lessee, Lessor or the Leased Property or any Capital Additions becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Leased Property and any Capital Additions, Lessee shall immediately notify Lessor of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. Upon the discovery of any Mold or Mold Conditions in or about the Leased Property or any Capital Additions, Lessee shall also immediately notify Lessor of such event and, its sole cost and expense, hire a trained and experienced Mold remediation contractor(s) to completely clean-up and remove from the Leased Property and any Capital Additions all Mold or Mold Conditions in strict compliance with all Mold Remediation Requirements. If Lessee fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Lessor shall have the right, but not the obligation, to carry out such action and to recover from Lessee all of Lessor's costs and expenses incurred in connection therewith.

        37.4    Indemnity.    Lessee shall indemnify, defend, protect, save, hold harmless, and reimburse Lessor for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, "Environmental Costs") (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Lessor) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during the Term (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Leased Property or any Capital Additions (collectively, "Handling"), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property or any Capital Additions, (ii) the presence of any Hazardous Substances, Mold or Mold Condition in, on, under or about the Leased Property or any Capital Additions (iii) the violation of any Legal Requirements (including Environmental Laws) (iv) any illness to or death of persons or damage to or destruction of property resulting from such Mold or Mold Condition, and (v) any failure to observe the foregoing covenants of this Article XXXVII. "Environmental Costs" include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual, consequential and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney's fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

        Without limiting the scope or generality of the foregoing, Lessee expressly agrees to reimburse Lessor for any and all costs and expenses incurred by Lessor:

          (a)   In investigating any and all matters relating to the Handling of any Hazardous Substances or the presence or remediation of Mold or any Mold Condition in, on, from, under or about the Leased Property or any Capital Additions;

          (b)   In bringing the Leased Property or any Capital Additions into compliance with all Legal Requirements, Including Mold Remediation Requirements and Environmental Laws; and

          (c)   Removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or any Capital Additions or offsite or in conducting any removal or remediation of Mold or any Mold Condition from the Leased Property or any Capital Additions.

        If any claim is made hereunder, Lessee agrees to pay such claim promptly, and in any event to pay such claim within thirty (30) calendar days after receipt by Lessee of notice thereof. If any such claim is not so paid and Lessor is ultimately found or agrees to be responsible therefore, Lessee agrees also to pay interest on the amount paid from the date of the first notice of such claim, at the Overdue Rate.

        37.5    Inspection.    Lessor shall have the right, from time to time, and upon not less than five (5) days' written notice to Lessee, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property and all Capital Additions to determine the existence or presence of Hazardous Substances, Mold or any Mold Condition on or about the Leased Property or any such Capital Additions. Lessor shall have the right to enter and inspect the Leased

Property and all Capital Additions, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Leased Property or any such Capital Additions. Lessor may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All costs and expenses incurred by Lessor under this Section shall be paid on demand as Additional Charges by Lessee to Lessor. Failure to conduct an inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for conditions subsequently determined to be associated with or to have occurred during Lessee's tenancy. Lessee shall remain liable for any environmental condition, Mold or Mold Condition related to or having occurred during or prior to its tenancy regardless of when such conditions are discovered and regardless of whether or not Lessor conducts an inspection at the termination of this Lease. The obligations set forth in this Article shall survive the expiration or earlier termination of the Lease.

ARTICLE XXXVIII.

        38.1    Memorandum of Lease.    Lessor and Lessee shall, promptly upon the request of either, enter into one or more short form memoranda of this Lease, each in form suitable for recording under the laws of the applicable State. Lessee shall pay all costs and expenses of recording any such memoranda and shall fully cooperate with Lessor in removing from record any such memoranda upon the expiration or earlier termination of the Term with respect to the applicable Facility.

ARTICLE XXXIX.

        39.1    Sale of Assets.    Notwithstanding any other provision of this Lease, Lessor shall not be required to (i) sell or transfer the Leased Property, or any portion thereof, which is a real estate asset as defined in Section 856(c)(5)(B), or functionally equivalent successor provision, of the Code, to Lessee if Lessor's counsel advises Lessor that such sale or transfer may not be a sale of property described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code or (ii) sell or transfer the Leased Property, or any portion thereof, to Lessee if Lessor's counsel advises Lessor that such sale or transfer could result in an unacceptable amount of gross income for purposes of the Ninety-Five percent (95%) gross income test contained in Section 856(c)(2), or functionally equivalent successor provision, of the Code. If Lessee has the right or obligation to purchase the property pursuant to the terms herein, and if Lessor determines not to sell such property pursuant to the above sentence, then Lessee shall purchase such property, upon and subject to all applicable terms and conditions set forth in this Lease, including the provisions of Article XXXV, at such time as the transaction, upon the advice of Lessor's counsel, would be a sale of property (to the extent the Leased Property is a real estate asset) described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code, and would not result in an unacceptable amount of gross income for purposes of the Ninety-Five Percent (95%) gross income test contained in Section 856(c)(2), or functionally equivalent successor provision of the Code and until such time Lessee shall lease the Leased Property and all Capital Additions from Lessor at the Fair Market Rental.

ARTICLE XL.

        40.1    Subdivision.    If the Land is in excess of that which is required to operate the Facilities in accordance with the Primary Intended Use, Lessor may subdivide the Land and amend this Lease to include only so much of the Land as is necessary to operate each Facility in accordance with its Primary Intended Use. If Lessor subdivides the Land there shall be no change in the Rent payable hereunder. After any such subdivision, Lessee shall have no rights to any land which is no longer part of the Leased Property and Lessor may sell, lease or develop any land which is no longer part of the Leased Property. If Lessor elects to subdivide the Land Lessee shall cooperate with Lessor and take all actions reasonably requested by Lessor to effect such subdivision.

ARTICLE XLI.

        41.1    Authority.    If Lessee is a corporation, limited liability company, trust, or partnership, Lessee, and each individual executing this Lease on behalf of Lessee, represent and warrant that each is duly authorized to execute and deliver this Lease on behalf of Lessee and shall concurrently with the execution and delivery of this Lease to Lessor deliver to Lessor evidence of such authority satisfactory to Lessor.

ARTICLE XLII.

        42.1    Attorneys' Fees.    If Lessor or Lessee brings an action or other proceeding (including an arbitration pursuant to Article XLIV) against the other to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable attorneys' fees incurred therein.

        42.2    Administrative Expenses.    In addition to the provisions of Section 42.1 above, and any other provisions of this Lease that specifically require Lessee to reimburse, pay or indemnify against Lessor's attorneys' fees, Lessee shall pay, as Additional Charges, all costs and expenses (including attorneys' fees and costs) incurred by Lessor in connection with (a) the administration of this Lease, including all costs and expenses incurred by Lessor in connection with responding to requests by Lessee for Transfers (including the review, negotiation or documentation thereof) or any other matters over which Lessor has review or approval rights, the review of any letters of credit, but excluding ordinary day-to-day costs and expenses such as generating billing statements and general lease maintenance, (b) any revisions, extensions, renewals or "workouts" of this Lease, (c) the exercise of any right or enforcement of any obligation of Lessee to purchase the Leased Property, or any portion thereof, and (d) the enforcement or satisfaction by Lessor of any other obligations of Lessee under this Lease, including preparation of notices of an Event of Default and the collection of past due Rent.

        42.3    Annual Inspection Costs.    Pursuant to Section 26.1 of this Lease, Lessor has the right (but not the obligation) to enter upon the Leased Property of each Facility for purposes of inspecting the same and any Capital Additions. In addition to any other provisions of this Lease requiring Lessee to reimburse Lessor the costs of performing an inspection of the Leased Property or any Capital Additions thereon, including pursuant to Section 37.5, in the event that Lessor (or its representative) shall make an inspection of the Leased Property of any Facility or any Capital Additions thereto, Lessee shall reimburse to Lessor within ten (10) days after Lessor's written request therefor, as an Additional Charge hereunder, the costs incurred by Lessor in connection with any such inspection of a Facility, including the costs or fees of any consultant engaged by Lessor to conduct such inspection and reasonable travel expenses; provided, however, that such reimbursement pursuant to this Section 42.3 shall not exceed One Thousand Dollars ($1,000.00) per Facility per Lease Year.

ARTICLE XLIII.

        43.1    Brokers.    Lessee warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Lessee shall indemnify, protect, hold harmless and defend Lessor from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Lessee. Lessor warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Lessor shall indemnify, protect, hold harmless and defend Lessee from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Lessor.

ARTICLE XLIV.

        44.1    Submission to Arbitration.

        44.1.1    Except as provided in Section 44.1.2 below, any controversy, dispute or claim of whatsoever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort or statute, shall be determined by final and binding, confidential arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes ("CPR"), by a sole arbitrator selected from among the CPR Panel of Distinguished Neutrals; provided, however, that if the CPR (or any successor organization thereto) no longer exists, then such arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its then-existing Commercial Arbitration Rules, and the sole arbitrator shall be selected in accordance with such AAA rules. Any arbitration hereunder shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16 (or any successor legislation thereto), and judgment upon the award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Neither Lessor, Lessee nor the arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties; provided, however, that either party may disclose the existence, content or results of any such arbitration to its partners, officers, directors, employees, agents, attorneys and accountants and to any other Person to whom disclosure is required by applicable Legal Requirements, including pursuant to an order of a court of competent jurisdiction. Unless otherwise agreed by the parties, any arbitration hereunder shall be held at a neutral location selected by the arbitrator in the major metropolitan area in the State closest in proximity to the Leased Property. The cost of the arbitrator and the expenses relating to the arbitration (exclusive of legal fees) shall be borne equally by Lessor and Lessee unless otherwise specified in the award of the arbitrator. Such fees and costs paid or payable to the arbitrator shall be included in "costs and reasonable attorneys' fees" for purposes of Article XLII and the arbitrator shall specifically have the power to award to the prevailing party pursuant to such Article XLII such party's costs and expenses incurred in such arbitration, including fees and costs paid to the arbitrator.

        44.1.2    The provisions of this Article XLIV shall not apply to:

          (a)   Any unlawful detainer or other similar summary or expedited proceeding for ejectment or recovery of possession of the Leased Property and Capital Additions of any Facility instituted by Lessor in accordance with applicable Legal Requirements as the result of an Event of Default or alleged Event of Default by Lessee pursuant to this Lease. In addition, if permitted by applicable Legal Requirements, Lessor shall be entitled in connection with any such proceeding to seek any damages to which it is entitled at law, including those set forth in Article XVI.

          (b)   Any specific controversy, dispute, question or issue as to which this Lease specifically provides another method of determining such controversy, dispute, question or issue and provides that a determination pursuant to such method is final and binding, unless both Lessor and Lessee agree in writing to waive such procedure and proceed instead pursuant to this Article XLIV.

          (c)   Any request or application for an order or decree granting any provisional or ancillary remedy (such as a temporary restraining order or injunction) with respect to any right or obligation of either party to this Lease, and any preliminary determination of the underlying controversy, dispute, question or issue as is required to determine whether or not to grant such relief. A final and binding determination of such underlying controversy, dispute, question or issue shall be made by an arbitration conducted pursuant to this Article XLIV after an appropriate transfer or reference to the arbitrator selected pursuant to this Article XLIV upon motion or application of either party hereto. Any ancillary or provisional relief which is granted pursuant to this clause (c) shall continue in effect pending an arbitration determination and entry of judgment thereon pursuant to this Article XLIV.

ARTICLE XLV.

        45.1    Miscellaneous.

        45.1.1    Survival.    Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of, Lessee or Lessor arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination. In addition, all claims against, and all liabilities and indemnities hereunder of Lessee shall continue in full force and effect and in favor of the Lessor named herein and its successors and assigns, notwithstanding any conveyance of the Leased Property to Lessee.

        45.1.2    Severability.    If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

        45.1.3    Non-Recourse.    Lessee specifically agrees to look solely to the Leased Property for recovery of any judgment from Lessor. It is specifically agreed that no constituent partner in Lessor or officer, director or employee of Lessor shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Lessee. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Lessee might otherwise have to obtain injunctive relief against Lessor, or any action not involving the personal liability of Lessor. Furthermore, except as otherwise expressly provided herein, in no event shall Lessor ever be liable to Lessee for any indirect or consequential damages suffered by Lessee from whatever cause.

        45.1.4    Licenses and Operation Transfer Agreements.    Upon the expiration or earlier termination of the Term applicable to any Facility, Lessee shall use its best efforts to transfer to Lessor or Lessor's nominee such Facility in a fully operational condition and shall cooperate with Lessor or Lessor's designee or nominee in connection with the processing by Lessor or Lessor's designee or nominee of any applications for all licenses, operating permits and other governmental authorization, all contracts, including contracts with governmental or quasi-governmental entities, business records, data, patient and resident records, and patient and resident trust accounts, which may be necessary or useful for the operation of such Facility; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Lessor or Lessor's designee or nominee. Lessee shall not commit any act or be remiss in the undertaking of any act that would jeopardize the licensure or certification of such Facility, and Lessee shall comply with all requests for an orderly transfer of the same upon the expiration or early termination of the Term applicable to such Facility. Without limiting the generality of the foregoing, if requested by Lessor or a proposed replacement operator for such Facility, Lessee hereby agrees to enter into a reasonable operations transfer agreement with such replacement operator as is customary in the transfer to a new operator of the operations of a facility similar to such Facility. Lessee shall not unreasonably withhold, condition or delay its consent to entering into any interim subleases or management agreements as may be necessary to effectuate an early transfer of the operations of such Facility prior to the time that such replacement operator holds all licenses and permits from all applicable governmental authorities with jurisdiction necessary to operate such Facility for its Primary Intended Use. In addition, upon request, Lessee shall promptly deliver copies of all books and records relating to the Leased Property and all Capital Additions of such Facility and operations thereon to Lessor or Lessor's designee or nominee. Lessee shall indemnify, defend, protect and hold harmless Lessor from and against any loss, damage, cost or expense incurred by Lessor or Lessor's designee or nominee in connection with the correction of any and all deficiencies of a physical nature identified by any governmental authority responsible for licensing the Leased Property and all Capital Additions in the course of any change of ownership inspection and audit.

        45.1.5    Successors and Assigns.    This Lease shall be binding upon Lessor and its successors and assigns and, subject to the provisions of Article XXIV, upon Lessee and its successors and assigns.

        45.1.6    Termination Date.    If this Lease is terminated by Lessor or Lessee under any provision hereof with respect to any one or more (including all, if applicable) of the Facilities, and upon the expiration of the Term applicable to a Facility (collectively, the "termination date"), the following shall pertain:

          (a)   Lessee shall vacate and surrender the Leased Property, Lessee's Personal Property other than the Removable Personal Property, which is subject to the option granted to Lessor pursuant to Section 6.4 and all Capital Additions relating to the applicable Facility to Lessor in the condition required by Section 9.1.4. Prior to such vacation and surrender, Lessee shall remove any items which Lessee is permitted or required to remove hereunder. Lessee shall, at Lessee's cost, repair any damage to such Leased Property, any Lessee's Personal Property as to which Lessor has exercised its purchase option pursuant to Section 6.4, and any Capital Additions caused by such vacation and/or removal of any items which Lessee is required or permitted hereunder to remove. Any items which Lessee is permitted to remove but fails to remove prior to the surrender to Lessor of such Leased Property, Lessee's Personal Property and Capital Additions shall be deemed abandoned by Lessee, and Lessor may retain or dispose of the same as Lessor sees fit without claim by Lessee thereto or to any proceeds thereof. If Lessor elects to remove and dispose of any such items abandoned by Lessee, the cost of such removal and disposal shall be an Additional Charge payable by Lessee to Lessor upon demand.

          (b)   Without limiting the provisions of Section 45.1.1 above, upon any such termination or expiration of this Lease with respect to a Facility, the following shall pertain:

            (i)    Lessee agrees to defend, protect, indemnify, defend and hold harmless Lessor from and against any and all claims, costs, losses, expenses, damages, actions, and causes of action for which Lessee is responsible under this Lease (including Lessee's indemnification obligations under Articles XXIII and XXXVII) and which accrue or have accrued on or before the termination date.

            (ii)   Lessee shall remain liable for the cost of all utilities used in or at the Leased Property and any Capital Additions relating to such Facility through the termination date and accrued and unpaid, whether or not then billed, as of the termination date until full payment thereof by Lessee. Lessee shall obtain directly from the companies providing such services closing statements for all services rendered through the termination date and shall promptly pay the same. If any utility statement with respect to such Leased Property and any Capital Additions includes charges for a period partially prior to and partially subsequent to the termination date, such charges shall be prorated as between Lessor and Lessee, with Lessee responsible for the portion thereof (based upon a fraction the numerator of which is the number of days of service on such statement through the termination date and the denominator of which is the total number of days of service on such statement) through the termination date and Lessor shall be responsible for the balance. The party receiving any such statement which requires proration hereunder shall promptly pay such statement and the other party shall, within ten (10) days after receipt of a copy of such statement, remit to the party paying the statement any amount for which such other party is responsible hereunder.

            (iii)  Lessee shall remain responsible for any and all Impositions imposed against the Leased Property, the Personal Property and any Capital Additions with a lien date prior to the termination date (irrespective of the date of billing therefor) and for its pro rata share of any Impositions imposed in respect of the tax-fiscal period during which the Term terminates as provided in Section 4.1.7, and Lessee shall indemnify and hold Lessor harmless with respect to any claims for such Impositions or resulting from nonpayment thereof.

            (iv)  Lessee shall (y) execute all documents and take any actions reasonably necessary to (1) cause the transfer to Lessor of all of Lessee's Personal Property (other than the

    Removable Personal Property) and any Capital Additions not owned by Lessor, as provided in Section 6.3 and any Removable Personal Property upon exercise by Lessor of the purchase option set forth in Section 6.4 and upon payment of the purchase price therefor, in each case free of any encumbrance, as provided in Section 6.3 and (2) remove this Lease and/or any memorandum hereof as a matter affecting title to the Leased Property as provided in Article XXXVIII and (z) comply with its covenants set forth in Section 45.1.4.

            (v)   Lessee shall continue to observe the covenants of Lessee set forth in Sections 7.4.1, 7.4.2 and 7.4.3 and any other covenant or agreement of Lessee in this Lease which is intended to survive the expiration or sooner termination of this Lease.

            (vi)  Lessee shall remain responsible for and shall promptly pay to Lessor any Additional Charge owed to Lessor pursuant to Section 1.6.9.

        45.1.7    Governing Law.    THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

        45.1.9    Waiver of Trial by Jury.    EACH OF LESSOR AND LESSEE ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LESSOR AND LESSEE HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LESSOR AND LESSEE WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LESSOR AND LESSEE HEREBY AGREES AND CONSENTS THAT, SUBJECT TO ARTICLE XLIV, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

        LESSOR'S INITIALS:                         /s/ EJH

        LESSEE'S INITIALS:                         /s/ CRC

        45.1.11    Lessee Counterclaim and Equitable Remedies.    Lessee hereby waives the right to interpose counterclaim in any summary proceeding instituted by Lessor against Lessee or in any action instituted by Lessor for unpaid Rent under this Lease. In the event that Lessee claims or asserts that Lessor has violated or failed to perform a covenant of Lessor not to unreasonably withhold or delay Lessor's consent or approval hereunder, or in any case where Lessor's reasonableness in exercising its judgment is in issue, Lessee's sole remedy shall be an action for specific performance, declaratory judgment or injunction, and in no event shall Lessee be entitled to any monetary damages for a breach of such covenant, and in no event shall Lessee claim or assert any claims for monetary damages in any action or by way of set-off defense or counterclaim, and Lessee hereby specifically waives the right to any monetary damages or other remedies in connection with any such claim or assertion.

        45.1.12    Entire Agreement.    This Lease, together with the other Transaction Documents, as defined in the Contract of Acquisition, the Exhibits hereto and thereto and such other documents as are contemplated hereunder or thereunder, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. Lessor and Lessee hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Lease.

        45.1.13    Headings.    All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

        45.1.14    Counterparts.    This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

        45.1.15    Joint and Several.    If more than one Person is the Lessee under this Lease, the liability of such Persons under this Lease shall be joint and several.

        45.1.16    Interpretation.    Both Lessor and Lessee have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

        45.1.17    Time of Essence.    Time is of the essence of this Lease and each provision hereof in which time of performance is established.

        45.1.18    Further Assurances.    The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

ARTICLE XLVI.

        46.1    Provisions Relating to Master Lease.    Lessor and Lessee hereby acknowledge and agree that, except as otherwise expressly provided herein to the contrary, this Lease is and the parties intend the same for all purposes to be treated as a single, integrated and indivisible agreement. Lessee acknowledges that in order to induce Lessor to lease the Leased Property of each Facility to Lessee and as a condition thereto, Lessor insisted that the parties execute this Lease covering all of the Facilities in a single, integrated and indivisible agreement.

ARTICLE XLVII.

        47.1    Conditions t Continued Effectiveness of Lease.    The continued effectiveness of this Lease and the obligations of Lessor and Lessee hereunder are expressly conditioned upon Lessor's acquisition of the Grand Court Facility, which such acquisition (or decision, not to acquire the Grand Court Facility) shall be at Lessor's sole and absolute discretion. If such acquisition does not occur on or before February 21, 2003 for any reason whatsoever, Lessor shall have the right to terminate this Lease. Upon any termination of this Lease pursuant to this Article XLVII, neither party shall have any further obligation to the other hereunder.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have caused this Lease to be executed and attested by their respective officers thereunto duly authorized.

LESSEE:		LESSOR:
MOENIUM HOLDINGS LLC, a Nevada limited liability company		HEALTH CARE PROPERTY INVESTORS, INC., Maryland corporation, d/b/a in the State of Arizona under the fictitious name of HC PROPERTIES, INC.
By: The Ensign Group, Inc., a Delaware corporation, its sole Member
By:	/s/ CHRISTOPHER R. CHRISTENSEN	By:	/s/ EDWARD J. HENNING

	Christopher R. Christensen	Name:	Edward J. Henning
	President	Title:	Senior Vice President

EXHIBIT A

[Legal Description of the Land]

EXHIBIT B-1

List of Facilities, Facility Description and Primary Intended Use,
Allocated Initial Investment, and Reserve Amount

Facility	Facility Description and Primary Intended Use	Allocated Initial Investment	Reserve Amount
Grand Court Mesa 262 East Brown Road Mesa, Arizona (Grand Court Facility)	Supervisory care facility consisting of 50 supervisory care units and an independent living facility consisting of 127 units	$4,500,000; plus Buyer's Excess Transaction costs	An annual amount equal to Two Hundred Fifty Dollars ($250.00) per unit

B-1

EXHIBIT B-2

MINIMUM RENT SCHEDULE
(GRAND COURT FACILITY)

        1.     Monthly Minimum Rent for the Grand Court Facility for the Term (including the Extended Terms, if any) shall be as follows:

          (a)   For the period from the Commencement Date of this Lease with respect to the Grand Court Facility through the expiration of the first (1st) Lease Year, monthly "Allocated Minimum Rent" shall be equal to One-Twelfth (1/12th) of the product of (i) the Lease Rate, times (ii) the Allocated Initial Investment as of the Commencement Date for the Grand Court Facility. The first monthly payment of Allocated Minimum Rent for the Grand Court shall be payable on the Commencement Date for the Grand Court Facility (prorated as to any partial calendar month at the beginning of the Term).

          (b)   The monthly Allocated Minimum Rent determined pursuant to subsection (a) above shall be increased from time to time on the date of any payment, funding, accrual, reimbursement or crediting of any of Buyer's Excess Transaction Costs by Lessor, as Buyer, under the Contract of Acquisition following the Commencement Date for the Grand Court Facility by an amount equal to One-Twelfth (1/12th) of the product of (i) the amount of such post-Commencement Date payment, funding, accrual, reimbursement or crediting by Lessor of any such Buyer's Excess Transaction Costs, times (ii) the Lease Rate.

          (c)   In addition to the increases provided for in clause (b) above, commencing upon the expiration of the first (1st) Lease Year of the Fixed Term, and upon the expiration of each Lease Year thereafter during the Term (including the Extended Terms, if any) for the Grand Court Facility, the then current monthly Allocated Minimum Rent shall be increased for the ensuing Lease Year by a percentage equal to the lesser of (i) three percent or (ii) the applicable CPI Increase.

        2.     If any adjustment or calculation provided for in either subparagraphs 1(b) or 1(c) shall not have been made as of the commencement of the applicable Lease Year, Lessee shall continue to pay monthly Allocated Minimum Rent at the last rate applicable until Lessee receives Lessor's notice as to such adjustment. Within ten (10) days after Lessee's receipt of Lessor notice, Lessee shall pay to Lessor an amount equal to the new monthly Allocated Minimum Rent times the number of months since the commencement of the applicable Lease Year to the date of receipt of Lessor's notice, less the aggregate amount paid by Lessee on account of monthly Allocated Minimum Rent for the same period. Thereafter, Lessee shall pay monthly Allocated Minimum Rent for the applicable period at the new rate set forth in Lessor's notice.

B-2

EXHIBIT C

List of Lessor's Personal Property

        All machinery, equipment, furniture, furnishings, moveable walls or partitions, computers or trade fixtures or other tangible personal property used or useful in Lessee's business on the Leased Property and all Capital Additions, excluding items, if any, included within the definition of Fixtures, but specifically including those items described in Schedule 1 hereto.

C-1

Schedule 1
Itemization of Lessor's Personal Property

        [To be mutually agreed upon by Lessor and Lessee prior to the Commencement Date. When agreed upon, the same shall be initialed by each of Lessor and Lessee and attached to Exhibit C as Schedule 1, and will thereafter form a part of this Lease. Failure of either Lessor or Lessee to prepare and/or initial such Schedule 1 shall not affect the definition of or what personal property constitutes Lessor's Personal Property in accordance with Exhibit C.]

        Schedule 1 to Exhibit C

EXHIBIT D

Form of Amendment to Lease

FIRST AMENDMENT TO LEASE

        This First Amendment to Lease ("Amendment") is dated as of                                                  , 200     by and between HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation ("Lessor"), and                                                  , a                                                   ("Lessee").

RECITALS

        A.    Lessor and Lessee entered into a Master Lease dated as of                                                   200     (the "Lease") for the                                                   facility located in                                                  .

        B.    Lessor and Lessee desire to memorialize their understanding regarding certain provisions of the Lease.

AGREEMENT

        Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease. Lessor and Lessee hereby agree as follows:

        1.     The Commencement Date of the Lease is                         ;

        2.     The Term of the Lease shall end on                         ;

        3.     The first Lease Year for the Lease commences on                         , 200     and ends on                         , 200    ; and

        4.     Subject to further upward adjustments as provided in Section 3.1 of the Lease, the initial monthly Minimum Rent payable under the Lease shall be the sum of $            .

        Except as amended above, the Lease between Lessor and Lessee shall remain in full force and effect. This Amendment may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

HEALTH CARE PROPERTY INVESTORS, INC., a
Maryland corporation		,

a

By:	By:

Name:	Name:

Title:	Title:

D-1

The undersigned Guarantor hereby consents to this Amendment and reaffirms to Lessor that its obligations under the Guaranty dated            , 200            , remain in full force and effect with respect to the Lease as amended hereby.

,

a

By:

Name:

Title:

D-2

EXHIBIT E

Form Of
Irrevocable Standby Letter Of Credit

Health Care Property Investors, Inc.
4675 MacArthur Boulevard, Suite 900
Newport Beach, California 92660

Date:	Letter of Credit No.:
Expiration Date:

GENTLEMEN:

        We hereby establish our irrevocable letter of credit in your favor for the account of                          available by your draft(s) on us payable at sight not to exceed a total of                          (                        ) when accompanied by the following documents.

1)
A certificate purported to be executed by a representative of Health Care Property Investors, Inc. ("Lessor") stating the amount for which a draw under this letter of credit is made and that: (a)                          ("Lessee") has committed an Event of Default under the lease dated                         , between Lessor and Lessee; or (b) that Lessee or an affiliate of Lessee has committed an event of default under any other lease or agreement or other instrument now or hereafter made with or in favor of Lessor or an affiliate of Lessor; or (c) an event or circumstance has occurred which with notice or passage of time, or both, would constitute an Event of Default or an event of default under any such other lease or agreement or instrument, notwithstanding that transmittal of any such notice may be barred by applicable law; or (d) that a replacement letter of credit for this instrument has not been supplied prior to thirty (30) days in advance of the expiration of this instrument for the account of Lessor.

2)
The original letter of credit must accompany all drafts unless a partial draw is presented, in which case the original must accompany the final draft.

        Partial drawings are permitted, with the letter of credit being reduced, without amendment, by the amount(s) drawn hereunder.

        This letter of credit shall expire at 2:00 p.m. at the office of                                                   on the expiration date.

        This letter of credit may be transferred or assigned by the beneficiary hereof to any successor or assign of such beneficiary's interest in any such lease or other agreement or to any lender obtaining a lien or security interest in the property covered by any such lease. Each draft hereunder by any assignee or successor shall be accompanied by a copy of the fully executed documents or judicial orders evidencing such encumbrance, assignment or transfer.

        Any draft drawn hereunder must bear the legend "Drawn under                          Letter of Credit Number                          dated                         . Except so far as otherwise expressly stated, this letter of credit is subject to the "Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Brochure No. 500." We hereby agree with you and all persons negotiating such drafts that all drafts drawn and negotiated in compliance with the terms of this letter of credit will be duly honored upon presentment and delivery of the documents specified above by

certified or registered mail to                          located at                          if negotiated not later that 2:00 p.m. on or before the expiration date shown above. Very truly yours,

By
Its

2

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MASTER LEASE between HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation, d/b/a in the State of Arizona under the fictitious name of HC PROPERTIES, INC. as Lessor AND MOENIUM HOLDINGS LLC, as Lessee Dated as of January , 2003